As filed with the Securities and Exchange Commission on July 27, 2022

Registration No. 333-264474

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mill City Ventures III, Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	6153	90-0316551
(State or other jurisdiction of incorporation or organization).	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1907 Wayzata Boulevard, Suite 205

Wayzata, MN 55391

Telephone: (952) 479-1923

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas M. Polinsky

Chief Executive Officer

1907 Wayzata Boulevard, Suite 205

Wayzata, MN 55391

Telephone: (952) 479-1923

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq. Lahdan S. Rahmati, Esq.	Christopher J. Bellini, Esq. Seth Popick, Esq.
Lucosky Brookman LLP	Cozen O’Connor P.C.
101 Wood Avenue South, 5th Floor	33 South 6th Street, Suite 3800
Woodbridge, New Jersey 08830	Minneapolis, Minnesota 55402
(732) 395-4400	(612) 260-9000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

In accordance with Rule 416(a) under the Securities Act, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 27, 2022

PROSPECTUS

Mill City Ventures III, Ltd.

     666,667 Shares

Common Stock

We are offering 666,667 shares of common stock, par value $0.001 (“common stock”, and each a “Share” and collectively, the “Shares”) of Mill City Ventures III, Ltd. (the “Company,” “Mill City Ventures III,” “we,” “our” or “us”) at $7.50 per share of common stock. Shares of our common stock are currently traded on the OTCQB of the OTC Markets Group under the symbol “MCVT”. On July 26, 2022, the last reported sale of our common stock as quoted on the OTCQB, was $3.22 per share. We have applied to list shares of our common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MCVT”. We will not proceed with this offering in the event that shares of our common stock are not approved for listing on Nasdaq. After the completion of this offering, five of our shareholders presently holding as a group 63.42% of our issued and outstanding stock may be deemed to control in excess of 50% of the voting power of our common stock, and as a result, we may be deemed to be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq.  See “Directors, Executive Officers, and Corporate Governance – Controlled Company Exemption.”

We expect to effect a 1-for-2 reverse stock split prior to or upon effectiveness of the registration statement of which this prospectus forms a part, whereupon our common stock will begin to trade on a reverse split adjusted basis. All common stock per share numbers and prices included herein have been adjusted to reflect this reverse stock split, unless stated otherwise, and other than unaudited and audited financial statements and other historical share disclosures which indicate they are not adjusted for the reverse stock split.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before purchasing any of the securities offered by this prospectus.

	Per Share	Total
Offering price	$7.50	$5,000,002.50
Underwriters’ discounts and commissions (1)	$0.60	$400,000.20
Proceeds to our company before expenses (2)	$6.90	$4,600,002.30

(1)	We have also agreed to issue the Representative warrants to purchase shares of our common stock (the “Representative’s Warrants”), to pay the Representative 1.0% of the gross proceeds of this offering as a non-accountable expense, to reimburse the underwriters for certain accountable expenses up to $150,000, and to provide other rights to the Representative. See “Underwriting” beginning on page 51 for additional information regarding underwriting compensation.
(2)	The amount of offering proceeds presented in this table does not give effect to the underwriters’ over-allotment option we have granted to the underwriters as described below, the shares of common stock underlying the Representative’s Warrants, or proceeds from the exercise of Representative’s Warrants.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We have granted a 45-day option to the representative of the underwriters, exercisable one or more times in whole or in part, to purchase up to 100,000 additional shares of common stock to cover over-allotments, at the public offering price per share of common stock, less, in each case, the underwriting discounts payable by us. The shares issuable upon exercise of this overallotment option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

The underwriters expect to deliver the securities against payment in New York, New York on or about     , 2022.

Alexander Capital, L.P.

The date of this prospectus is     , 2022

ABOUT THIS PROSPECTUS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

You should rely only on the information contained in this prospectus. Neither we nor the placement agent have authorized anyone to provide any information or to make any representations other than those contained in this prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. You should also read this prospectus together with the additional information described under “Additional Information.”

Unless the context otherwise requires, we use the terms “we,” “us,” “the Company,” “Mill City Ventures III,” or “our” to refer to Mill City Ventures III, Ltd.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Should one or more of these risks or uncertainties materialize or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Except as required by law, we do not undertake to update or revise any of the forward-looking statements to conform these statements to actual results, whether as a result of new information, future events or otherwise.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in shares of our common stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our financial statements and related notes beginning on page F-1. Our fiscal year end is December 31 and our fiscal years ended December 31, 2021 and 2020 are sometimes referred to herein as fiscal years 2021 and 2020, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” or “Mill City Ventures III” refer to Mill City Ventures III Ltd., a Minnesota corporation.

Our Company

Mill City Ventures III, Ltd. is a Minnesota corporation incorporated in January 2006. In 2013, we elected to become a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). We operated as a BDC until we withdrew our BDC election on December 27, 2019. Since 2019, we have engaged in the business of providing short-term specialty finance solutions primarily to private businesses, micro- and small-cap public companies and high-net-worth individuals. To avoid again becoming subject to regulation under the 1940 Act, we generally seek to structure our transactions so they do not constitute “investment securities” for purposes of federal securities law, and we monitor our holdings as a whole to ensure that no more than 40% of our total assets may consist of investment securities.

The principal specialty finance solutions we provide are high-interest short-term lending arrangements. These lending arrangements ordinarily involve us obtaining collateral as security for the borrower’s repayment of funds to us. In some circles, short-term high-interest collateralized lending is referred to as “hard-money lending.”

We believe we are generally able to charge high interest for our specialty finance solutions because: (i) banks and other traditional providers of credit may have neither the expertise nor the infrastructure needed to evaluate creditworthiness and risks in a timeframe suitable for a potential borrower, preferring instead to process transactions and structures that present few novel issues or risks; and (ii) we will often be able to devote time and attention to transactions involving a smaller dollar amount than an institutional lender will view as worthwhile. These beliefs essentially explain why we refer to our business as “specialty finance”— financing that may involve structures that are unique, creative, and often bespoke; and that may involve dollar amounts that are not suitable for institutional lenders.

We generally provide specialty finance solutions that are short-term in nature. By this, we mean lending arrangements that mature or come due within nine months of the lending date. We view the provision of short-term finance as desirable for two principal reasons: (i) it helps minimize the risk of non-performance; and (ii) it helps minimize regulatory risk.

In terms of non-performance risk, short-term lending requires us to focus upon, and a potential borrower to identify to us, a near-term source of liquidity for repayment of the funds they borrow from us. This permits us to evaluate that source of repayment clearly and carefully, thus helping identify the potential risks involved in a particular transaction and how we may be able to include structural terms, such as specific collateral and collateral arrangements, guarantees, or other types of covenants that mitigate these risks.

In terms of regulatory risk, short-term lending permits us to avail ourselves of a court-recognized exception for treating promissory notes (evidencing a loan) as “investment securities” under federal securities law. In sum, this exception generally applies to promissory notes with short-term maturities of nine months or less. Our ability to avail ourselves of this exception, and to more generally structure our transactions in such a way as to avoid them being properly considered as “investment securities” under federal securities laws, is important to our ability to avoid once again becoming subject to regulation under the 1940 Act. Below we discuss our process for evaluating transactional terms and structures with a view to remaining outside of the regulatory regime of the 1940 Act (please refer to “Investment Process” below).

Examples of the kinds of the specialty finance solutions we have considered or provided to date, and may continue to provide in the future, include:

●	Short-term secured loans for real estate development (with a mortgage serving as security);
●	Short-term unsecured loans (with an option to acquire collateral security) to a business;
●	Short-term secured loans to a business for operating capital; and
●	Short-term secured loans to an individual owed a forthcoming tax refund.

In addition, we are presently exploring and evaluating our ability to enter into other kinds of short-term specialty finance transactions. Examples include the expansion of our efforts to purchase adjudicated settlements, the purchase (at discounted rates) of receivables owing to professionals on account of certain workers’ compensation claim, and short-term consumer finance lending.

Sourcing Transactions

We believe that our management’s strong combination of experience and contacts in the securities and investment finance sector, including the experience and contacts of our independent directors, should be sufficient to continue attracting suitable prospective investment opportunities. To date, the network of contacts of our management and directors has been successful thus far in sourcing all of the transactions in which we have participated. Accordingly, we presently do not have any plans to hire any business development professionals to assist us with transactional volume.

Experience and Competitive Strengths

The market for specialty finance is competitive, largely as a result of the participation of various types of professionally managed pooled investment funds such as private equity funds, debt and mezzanine-debt funds, and other types of professional finance companies seeking the high returns that are possible in specialty finance and hard-money lending. Nevertheless, we believe we are well positioned to compete successfully in this market because of our entrepreneurial, creative and flexible approach to specialty finance opportunities, and our management’s experience in entrepreneurial ventures and finance.

Throughout our history and in particular after ceasing to be a business development company (“BDC”), we have approached investment opportunities flexibly and creatively in terms of transactional structures and terms. In part, we are able to be flexible and creative because we are not subject to many of the regulatory limitations that govern our other more traditional or institutional competitors. Those competitors are often subject to limitations on the type transactions they undertake, the amount that may be invested in a specific transaction or a particular type of transaction, the markets in which they operate, the maturity or time horizon of their investment, uses of proceeds, or otherwise. These limitations are often imposed by the agreements and documents governing the pooled investment vehicles, or otherwise self-imposed in order to facilitate the investment vetting and diligence process, and the documentation and structuring process. More rarely, these limitations may arise from governing regulations or interpretations thereof. For our part, we believe that approaching investment opportunities flexibly expands our overall transactional opportunities, diversifies our risk by avoiding dependence in any material way on a particular borrower, type of transaction, or market or industry niche permits us to avail ourselves of the maximum number of relationships from which we source investment opportunities. Moreover, we believe that this flexible approach to structuring our transactions and investments will facilitate the development of positive long-term relationships with our borrowers.

We believe that the only significant limitation on our ability to flexibly structure transactions arises from our desire to remain outside the regulation of the 1940 Act. In order to meet this goal, we intend and aim to structure the vast majority of our transactions (by dollar amount) in ways such that they are not properly considered “investment securities” under federal securities laws, including the 1940 Act.

For our investors, the freedom afforded to us through the lack of substantive regulation governing the types of transactions we enter into and our methods of operation permits us to allocate our resources, at any given point in time, to those types of transactions that we believe may lead to the highest risk-adjusted returns or the steadiest stream of such returns.

Our management team and board of directors has significant experience in a variety of entrepreneurial ventures, including service as management and directors for small and large public companies, private businesses, start-up and development-stage businesses, and the securities and finance industries. As a result of this diverse general experience and particular experience in transactional finance, we believe we are able to manage the evaluation and due-diligence process involved in our investment opportunities swiftly and efficiently, by collaborating with our professional advisers and focusing on high-level and material issues.

Investment Process

We have identified several criteria that we believe are generally important guidelines for us to meet our financial objectives. These criteria are, however, only general guidelines for our investment decisions and, in the case of some transactions in which we invest, fewer than all—or even none—of these criteria will be met.

●	Existing Liquidity Source. Because the vast majority of our transactions involve short-term maturities, we typically seek to identify a liquidity source for the borrower to repay us. Examples of sources of potential liquidity may include accounts receivable, another valuable asset, or a pending payment (e.g., a tax refund, or a litigation judgment or settlement payment) that is reasonably expected to pay out prior to the maturity of the credit we provide.
●	Collateral Value. We will often, but not always, seek to collateralize the obligations owing to us. Our ability to identify valuable collateral is a significant factor in our credit analysis and determination of the attractiveness of a potential transaction. This analysis will often involve legal counsel, both to assist in the identification of potential collateral assets, and to better understand the ease with which a security interest in the collateral may be granted, perfected and, if necessary, foreclosed upon and the relevant jurisdiction(s) involved.
●	Experienced and Capable Management. In transactions involving business borrowers, we seek businesses that have an experienced, knowledgeable and capable management team.
●	Competitive Position. In transactions involving business borrowers, we will seek to invest in transactions with businesses that have developed, or appear poised to develop, a strong competitive position within their respective industry sector or niche.
●	Cash Flow. In transactions involving business borrowers, we will seek to invest in businesses that are profitable or nearly profitable on an operating cash flow basis, principally so that the business’ operating cash flow may serve as another source of liquidity from which we may ultimately be repaid.

If we believe that a potential transaction generally meets the characteristics described above or if we otherwise determine that a potential transaction may be desirable to enter into, we may perform a more rigorous due-diligence examination of the prospective borrower, the likely source or sources of liquidity for their repayment to us, and other aspects of the borrower or its assets (e.g., assets of the borrower that may serve as collateral security for the obligations that may be owing to us). Our due-diligence examination for each transaction will necessarily be unique and tailored to the specific transaction, but will generally be undertaken in light of the following facts and circumstances:

●	our familiarity with the borrower (or, in the case of a business borrower, our familiarity with management or other persons such as directors involved with the borrower);
●	in the case of a business borrower, our review and assessment of the potential borrower’s financing history, as well as the likely need for additional financings after our transaction;
●	the industry in which the borrower operates, our knowledge and familiarity with that industry, our assessment of the complexity of the business, any regulatory matters or other unique aspects presenting special risks, and the competitive landscape faced by the borrower;
●	the amount of potential dollars involved in the potential transaction;
●	where the borrower is located, how it is organized as an entity, as well as its management and ownership structure and profile;
●	whether we might have been involved with a transaction of the same or similar kind before;

●	the ease with which we can evaluate the borrower’s source or sources of liquidity;
●	the ease with which we can apprehend the process involved with taking collateral security in some or all of the borrower’s assets; and
●	the ease with which we could foreclose on that collateral if repayment were not otherwise forthcoming.

The assessments described above outline our general approach for our investment decisions, although not all of such activities will be followed in each instance, or some may be stressed more than others depending on facts and circumstances. Upon successful completion of this preliminary evaluation, we will typically (1) evaluate our own regulatory concerns (i.e., to what extent the potential transaction may properly be considered an investment in an “investment security” for purposes of the 1940 Act and, if necessary, consider alternative structures to alleviate any risks to our company relating thereto), and (2) decide whether to move forward towards negotiating a letter of intent and, thereafter, definitive documentation for our transaction. Depending on timing, we may not use a letter of intent and will instead proceed directly to definitive documentation.

Reverse Stock Split

We expect to effect a reverse stock split of our common stock at a ratio of 1-for-2 prior to or upon effectiveness of the registration statement of which this prospectus forms a part. No fractional shares will be issued in connection with the reverse stock split and all such fractional interests will be rounded up to the nearest whole number of shares of common stock. Share information presented in this prospectus, other than where noted and in our consolidated financial statements and the notes thereto and other historical discussions of share issuances, such as shares issued in connection with acquisitions, have been adjusted to give effect to such reverse stock split.

Corporate Information

Our executive offices are located at 1907 Wayzata Boulevard, Suite 205, Wayzata, Minnesota 55391, and our telephone number is: (952) 479-1923. Our corporate website address is www.millcityventures3.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. You should not rely on any such information in making your decision whether to invest in our securities.

Summary of the Offering

We expect to effect a reverse stock split of our common stock at a ratio of 1-for-2 prior to or upon effectiveness of the registration statement of which this prospectus forms a part. Share information below is presented on a post-reverse stock split basis.

Issuer:	Mill City Ventures III, Ltd.

Securities to be offered:	666,667 shares of common stock, at a public offering price of $7.50 per share.

Over-allotment option:

We have granted to the representative of the underwriters a 45-day option to purchase up to 100,000 additional shares of our common stock at the public offering price of $7.50 per share, less the underwriting discounts payable by us, solely to cover over-allotments, if any.

Common stock outstanding prior to this offering: (1) Common stock to be outstanding after the offering: (1)	5,427,749 shares 6,094,416 shares

Use of proceeds:

We estimate that the net proceeds to us from this offering will be approximately $4,100,000, or approximately $     million if the underwriters exercise their over-allotment option in full, assuming an offering price of $7.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering primarily for general corporate purposes, including working capital, expanded sales and marketing activities, and providing additional specialty short-term loans. See “Use of Proceeds” for additional information.

Proposed Nasdaq Capital Market Trading Symbol and Listing:

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “MCVT”. We will not proceed with this offering in the event our common stock is not approved for listing on Nasdaq.

Controlled Company Exemption

After the completion of this offering, five of our shareholders presently holding as a group 63.42% of our issued and outstanding stock may be deemed to control in excess of 50% of the voting power of our common stock, and as a result, we may be deemed to be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq. However, whether or not we are deemed to be a “controlled company” following this offering, we do not intend to avail ourselves of the controlled company exemption under the corporate governance standards of the Nasdaq.

Dividend Policy Risk factors:

We have on occasion paid cash dividends on our common stock. We currently intend to retain any future earnings to finance the growth and development of our business, and we do not anticipate that we will declare or pay any cash dividends in the foreseeable future. See “Dividend Policy.”

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 12 before deciding to invest in our securities.

Representative’s Warrants:

We will issue to Alexander Capital, L.P., the representative of the underwriters, as compensation warrants to purchase up to 6% of the number of shares of common stock sold in this offering (excluding any additional shares of common stock issuable upon exercise by the underwriters of the option to purchase additional securities). The representative’s warrants will have an exercise price of 125% of the initial public offering price per share of common stock and will be exercisable commencing on a date which is 180 days from the effective date of this registration statement pursuant to this offering.

Lock-up agreements:

We, our directors, executive officers, and shareholders who own 5% or more of the outstanding shares of our common stock have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 365 days, commencing on the date of this prospectus. See “Underwriting” on page 51 for additional information.

The number of shares of our common stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 5,427,749 shares outstanding as of July 13, 2022 (giving effect to a 1-for-2 reverse stock split). Unless otherwise indicated, the shares outstanding after this offering excludes any shares of Common Stock issuable upon exercise of the Representative’s over-allotment option.

Summary Financial Information

The following summary financial information at and for the years ended December 31, 2021 and 2020 have been derived from our audited financial statements included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods. You should read the summary financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. The share and per share information in the following discussion does not reflect the reverse stock split of our outstanding common stock expected to occur prior to or upon the effectiveness of the registration statement of which this prospectus forms a part.

Consolidated Statements of Operations

	Year Ended
	December 31,	December 31,
	2021	2020
Investment Income
Interest income	$2,656,201	$1,282,175
Dividend income	—	15,462
Total Investment Income	2,656,201	1,297,637
Operating Expenses
Professional fees	453,440	175,612
Payroll	556,432	301,494
Insurance	108,165	85,237
Occupancy	66,459	66,307
Director’s fees	120,000	90,000
Depreciation and amortization	—	2,071
Other general and administrative	50,255	15,069
Total Operating Expenses	1,354,751	735,790
Net Investment Gain	1,301,450	561,847
Realized and Unrealized Gain (Loss) on Investments
Net realized gain on investments	4,118,001	5,330
Net change in unrealized appreciation (depreciation) on investments	(1,533,703)	1,934,794
Net Realized and Unrealized Gain (Loss) on Investments	2,584,298	1,940,124
Net Increase in Net Assets Resulting from Operations Before Taxes	$3,885,748	$2,501,971

Provision for Income Taxes	1,054,698	288,401
Net Increase in Net Assets Resulting from Operations	$2,831,050	$2,213,570

Net Increase in Net Assets Resulting from Operations per share:
Basic and diluted	$0.26	$0.20

Weighted-average number of common shares outstanding – basic and diluted	10,789,294	10,869,054

RISK FACTOR SUMMARY

Investing in shares of our common stock involves certain risks. Set forth below is a summary of the principal risks associated with an investment in our common stock. You should consider carefully the following discussion of risks, as well as the discussion of risks included in this prospectus including in the section “Risk Factors” starting on page 12, before you decide that an investment in our shares is appropriate for you.

●	We have little operating history upon which to evaluate our current business.
●	We may need to raise additional capital to fund our operations, and such capital may not be available to us in sufficient amounts or on acceptable terms.
●	If we are unable to maintain diverse and robust sources of capital, our growth prospectus, business, financial condition and results of operations could be adversely affected.
●	Our search for and ability to consummate specialty finance investment opportunities may be materially and adversely affected by COVID-19.
●	Changes in consumer finance and other applicable laws and regulations, as well as changes in government enforcement policies and priorities, may negatively impact the management of our business, results of operations, ability to offer certain products or the terms and conditions upon which they are offered, and ability to compete.
●	Although we have identified general guidelines that we believe are important in evaluating prospective investment opportunities, we may enter into transactions with borrowers that do not meet such guidelines, increasing the risk that the price of our publicly traded securities could be volatile.
●	We may provide specialty finance solutions to early-stage companies, financially unstable businesses, or a borrower lacking an established record of revenue or earnings, which could adversely affect the price of our publicly traded securities.
●	Many of our specialty finance investment transactions involve borrowers about which little, if any, information is publicly available, which may impair our ability to identify borrowers able to repay our loans and adversely affect the price of our publicly traded securities.
●	The industries in which we compete are highly competitive, which could adversely affect our results of operations.
●	If we are deemed to be an investment company under the 1940 Act, we may be required to institute burdensome compliance requirements and our activities may be restricted. In such an event, our business would likely be materially and adversely affected.
●	We may engage in transactions with businesses that may be affiliated with our officers, directors or significant shareholders, and which may involve actual or potential conflicts of interest.
●	A limited number of shareholders control substantially all of our voting stock and, as a result, control the election of our board of directors. As a result, these shareholders may exert an influence on actions requiring a shareholder vote, potentially in a manner that you do not support.
●	Our ability to identify and consummate investment opportunities, and any need we may have for additional capital, will almost certainly be affected by general economic conditions.
●	Our reputation and brand are important to our success, and if we are unable to continue developing our reputation and brand, our ability to retain existing and attract new capital sources, our ability to attract borrowers and our ability to maintain and improve our relationship with regulators of our industry could be adversely affected.
●	We are highly dependent on the services provided by certain executives and key personnel.
●	Our articles of incorporation grant our board of directors the power to designate and issue additional shares and classes of common and preferred stock.
●	There is currently limited liquidity of shares of our common stock.
●	Our stock price may be volatile, or may decline regardless of our operating performance and you could lose all or part of your investment as a result.
●	We do not intend to pay dividends on our common shares.
●	Future sales, or the perception of future sales, of our common stock may depress the price of our common stock.
●	Investors in this offering will experience immediate and substantial dilution in net tangible book value.
●	There can be no assurances that our common stock, once listed on the Nasdaq, will not be subject to potential delisting if we do not continue to maintain the listing requirements of the Nasdaq.
●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

●	If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.
●	Minnesota law does not require us to hold an annual meeting of shareholders, which could delay the opportunity for our shareholders to elect directors.
●	We may issue additional common stock or preferred shares without the approval of our shareholders. Any such issuances would dilute the interest of our shareholders and likely present other risks.
●	Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

RISK FACTORS

An investment in shares of our Common Stock involves a high degree of risk. Before making a decision to invest in shares of our Common Stock, you should carefully consider the risks that are described in this section, in our most recent Annual Report on Form 10-K and in the other information that we file from time to time with the SEC. Additional risks not presently known or that we currently deem immaterial could also materially and adversely affect us. You should consult your own financial and legal advisors as to the risks entailed by an investment in shares of our Common Stock and the suitability of investing in our shares in light of your particular circumstances. If any of the risks contained in this prospectus develop into actual events, our assets, business, cash flows, condition (financial or otherwise), credit quality, financial performance, liquidity, long-term performance goals, prospects, and/or results of operations could be materially and adversely affected, the trading price of our Common Stock could decline and you may lose all or part of your investment. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements” on page 4 of this prospectus.

RISKS RELATING TO OUR BUSINESS

We have little operating history upon which to evaluate our current business.

We withdrew our election to be treated as a BDC under the 1940 Act at the end of 2019, and during the two years since that time have refocused our business on providing short-term specialty finance to private businesses, small-cap public companies and high-net-worth individuals. Given that our current business has been developed and pursued over the two years prior to this prospectus, and the comparative prior-year financials included in this prospectus reflect, in part, the results of operations for a different business, investors have little means to evaluate the likelihood of our future success.

We may need to raise additional capital to fund our operations, and such capital may not be available to us in sufficient amounts or on acceptable terms.

For the time being, management believes that our current cash is sufficient to continue operations for the foreseeable future, and has no potential or actual plans to seek additional financing. Nevertheless, various future developments may cause us to seek or require additional financing. For instance, we may determine to seek additional financing to avail ourselves of additional opportunities to provide specialty finance solutions to borrowers. Alternatively, we may seek additional financing in the event that a material portion of our investments default, leaving us with little means to pay for our operations and continue making investments.

In any event, additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities, or loans from financial institutions or our affiliates. We cannot, however, be certain that any such financing will be available on terms favorable or acceptable to us, if at all. If additional funds are raised by the issuance of our equity securities, such as through the issuance of stock, convertible securities, or the issuance and exercise of warrants, then the ownership interest of our existing shareholders will be diluted. If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations, and such securities may have rights senior to the rights of our common shareholders. If adequate funds are not available on acceptable terms, we may be unable to consummate acquisitions or investments desired by our management and board.

If we are unable to maintain diverse and robust sources of capital, our growth prospects, business, financial condition and results of operations could be adversely affected.

Our business depends on maintaining diverse and robust sources of capital to originate loans. On January 3, 2022, we entered into a Loan and Security Agreement (the “Loan Agreement”) with Eastman Investment, Inc., a Nevada corporation, and Lyle A. Berman, as trustee of the Lyle A. Berman Revocable Trust (collectively, the “Lenders”). Mr. Berman is a director of our company. Under the Loan Agreement, the Lenders made available to us a $5 million revolving line of credit for us to use in the ordinary course of our short-term specialty finance business. Amounts drawn under the Loan Agreement accrue interest at the per annum rate of 8%, and all our obligations under the Loan Agreement are secured by a grant of a collateral security interest in substantially all of our assets. As a Lender, Mr. Berman is obligated to furnish only one-half of the aggregate $5 million available under the Loan Agreement. The Loan Agreement has a five-year term ending on January 3, 2027, at which time all amounts owing under the Loan Agreement will become due and payable; subject, however, to each Lender’s right, including Mr. Berman, to terminate the Loan Agreement, solely with respect to such Lender’s obligation to provide further credit, at any time after January 3, 2023. See “Certain Relationships and Related

Transactions”. We cannot be sure that this funding sources, or others, will continue to be available on reasonable terms or at all beyond the current maturity dates of our existing credit facilities.

Events of default or breaches of financial, performance or other covenants, or worse than expected performance of certain pools of loans underpinning our credit facilities, could reduce or terminate our access to funding from such facilities. The availability and capacity of sources of capital also depends on many factors that are outside of our control, such as credit market volatility and regulatory reforms. In the event that we do not maintain adequate sources of capital, we may not be able to maintain the necessary levels of funding to retain current loan volume, which could adversely affect our business, financial condition and results of operations.

Our search for and ability to consummate specialty finance investment opportunities may be materially and adversely affected by COVID-19.

The global spread of the novel strain of coronavirus known as COVID-19 and its variants, declared a global pandemic by the World Health Organization on March 11, 2020, has resulted in governmental impositions of mandatory closures, quarantines and other restrictions on, or advisories with respect to, travel, business operations and public gatherings or interactions. It is unclear whether the pandemic may significantly worsen during the upcoming months, which may result in further restrictions on business, travel, and other activities.

The COVID-19 pandemic has adversely affected the domestic and global economies and financial markets, and the business of our potential borrowers could be materially and adversely affected, decreasing our appetite to consummate transactions that we might have otherwise concluded were attractive. Furthermore, we may be unable to complete an investment if continued concerns relating to COVID-19 continue to restrict travel, limit the ability to have meetings or access a potential borrower’s personnel. The extent to which COVID-19 impacts our search for new investment opportunities will depend on future developments, which are highly uncertain and cannot be predicted. If the disruptions posed by COVID-19 or other matters of domestic or global concern continue for an extensive period of time, our ability to consummate investments, or the operations of our potential and actual borrowers, may be materially adversely affected. Of course, materially adverse effects upon the operations of our actual borrowers could impair their ability to pay us all of the amounts owing to us, or to pay us in a timely manner.

Finally, our ability to consummate additional transactions may be dependent on our ability to raise equity and debt financing. This ability may be impacted by COVID-19 and other events, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Overall, the COVID-19 pandemic may generally have the effect of heightening many of the other risks described in this “Risk Factors” section by increasing their likelihood or amplifying their magnitude.

Changes in consumer finance and other applicable laws and regulations, as well as changes in government enforcement policies and priorities, may negatively impact the management of our business, results of operations, ability to offer certain products or the terms and conditions upon which they are offered, and ability to compete.

Consumer finance regulation is constantly changing, and new laws or regulations, or new interpretations of existing laws or regulations, could have a materially adverse impact on our ability to operate as currently intended, and cause us to incur significant expense in order to ensure compliance. Federal and state financial services regulators are also enforcing existing laws, regulations, and rules aggressively and enhancing their supervisory expectations regarding the management of legal and regulatory compliance risks. These regulatory changes and uncertainties make our business planning more difficult and could result in changes to our business model and potentially adversely impact our results of operations. As to the parts of our business that operate as a non-bank lender, we are subject to state licensing and usury laws. Furthermore, to the extent applicable, these laws can impose specific statutory liabilities upon creditors who fail to comply with their provisions and may affect the enforceability of a loan. If the application of consumer protection laws were to cause our loans, or any of the terms of our loans, to be unenforceable against the relevant borrowers, our business may be materially adversely affected. Even if we seek to comply with licensing and other requirements that we believe may be applicable to us, if we are found to not have complied with applicable laws, we could lose one or more of our licenses or authorizations or face other sanctions or penalties or be required to obtain a license in one or more such jurisdictions, which may have an adverse effect on our business.

Proposals to change the statutes affecting financial services companies are frequently introduced in Congress and state legislatures that, if enacted, may affect their operating environment in substantial and unpredictable ways. In addition, numerous federal and state regulators have the authority to promulgate or change regulations that could have a similar effect on our operating environment. We cannot determine with any degree of certainty whether any such legislative or regulatory proposals will be enacted and, if enacted, the ultimate impact that any such potential legislation or implementing regulations, or any such potential regulatory actions by federal or state regulators, would have upon our business.

New laws, regulations, policy or changes in enforcement of existing laws or regulations applicable to our business, or reexamination of current practices, could adversely impact our profitability, limit our ability to continue existing or pursue new business activities, require us to change certain of our business practices, affect retention of key personnel, or expose us to additional costs (including increased compliance costs and/or customer remediation). These changes also may require us to invest significant resources, and devote significant management attention, to make any necessary changes and could adversely affect our business.

Although we have identified general guidelines that we believe are important in evaluating prospective investment opportunities, we may enter into transactions with borrowers that do not meet such guidelines, increasing the risk that the price of our publicly traded securities could be volatile.

Although we have identified general guidelines for evaluating prospective investment opportunities, it is possible that a borrower with which we enter into a transaction will not have all, or any, of the attributes outlined in those guidelines. If we complete transactions with borrowers that do not meet some or any of these guidelines, it is possible that such an investment may not be as successful as an alternative opportunity that were to satisfy some or all of those guidelines. Investments that do not perform as well as imagined, or as well as they otherwise might have, in combination with the public knowledge that we may stray, or have strayed, from strict implementation of our investment guidelines, could affect the volatility of the trading price of our publicly traded securities.

We may provide specialty finance solutions to early-stage companies, financially unstable businesses, or a borrower lacking an established record of revenue or earnings, which could adversely affect the price of our publicly traded securities.

While we believe that being entrepreneurial in our approach to specialty finance is a strength, we may complete investments with an early-stage company, a financially unstable business or an entity lacking an established record of revenues, cash flows or earnings. These kinds of transactions present numerous risks associated with investing in a business without a proven business model and with limited historical financial data, volatile revenues, cash flows or earnings and difficulties in obtaining and retaining key personnel. Although our management endeavors to evaluate the risks inherent in each particular investment we consider and make, we may not be able to properly ascertain or assess all of the significant risk factors and we may not have adequate time to complete a full evaluation of those risks. Furthermore, some of these risks may be outside of our control and leave us with no ability to control or reduce the chances that those risks will adversely impact a target business. The manifestation of any of these risks could adversely affect the trading price of our publicly traded securities.

Many of our specialty finance investment transactions involve borrowers about which little, if any, information is publicly available, which may impair our ability to identify borrowers able to repay our loans and adversely affect the price of our publicly traded securities.

In pursuing our business, we often interact with privately held companies about which very little public information exists. As a result, we are often required to make our investment decision on the basis of limited information, nearly all of which is obtained from the business itself, which may result in our consummating an investment with a borrower that is not as solvent or profitable as we suspected, if at all. These risks could affect our results of operations and, ultimately, the trading price of our publicly traded securities.

The industries in which we compete are highly competitive, which could adversely affect our results of operations.

The industries in which we compete are highly competitive and subject to rapid and significant changes. We compete against companies and financial institutions across the retail banking, financial services, consumer technology and financial technology services industries, as well as other nonbank lenders serving credit-challenged consumers, including online marketplace lenders, check cashers, point-of-sale lenders and payday lenders. We may compete with others in the market who may in the future provide offerings similar to ours, particularly companies who may provide money management, lending and other services. These and other competitors in the banking and financial technology industries are introducing innovative products and services that may compete with ours. We expect that this competition will continue as banking and financial technology industries continue to evolve, particularly if non-traditional non-recourse advance providers and other parties gain greater market share in these industries. If we are unable to differentiate our products and successfully compete with those of our competitors, our business, results of operations and financial condition will be materially and adversely affected.

Many existing and potential competitors are entities substantially larger in size, have more resources, are more highly diversified in revenue and substantially more established with significantly more brand awareness than ours. As such, many of our competitors can leverage their size, robust networks, financial wherewithal, brand awareness, pricing power and technological assets to compete with us. To the extent new entrants gain market share, the demand for our services would decline. If price competition materially intensifies, we may have to decrease the prices of our products and services, which would likely adversely affect the results of operations.

Our long-term success depends on our ability to compete effectively against existing and potential competitors that seek to provide banking and financial technology services. If we fail to compete effectively against these competitors, our revenues, results of operations, prospects for future growth and overall business will be materially and adversely affected.

If we are deemed to be an investment company under the 1940 Act, we may be required to institute burdensome compliance requirements and our activities may be restricted. In such an event, our business would likely be materially and adversely affected.

If we are deemed to be an investment company under the 1940 Act, then our activities may be restricted, including:

●	restrictions on the nature of our investments;
●	restrictions on the issuance of securities;
●	a requirement to register as an investment company;
●	adoption of a specific form of corporate structure and changes in corporate governance;
●	the hiring of a chief compliance officer, and adoption and implementation of various policies and requirements;
●	additional reporting, record-keeping, voting, proxy and disclosure requirements, together with other rules and regulations.

In order not to be regulated as an investment company under the 1940 Act, unless we can qualify for an exclusion or exemption, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of “securities” and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that our principal activities will subject us to the 1940 Act. To this end, we hold in reserve un-invested assets in cash or United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the 1940 Act, which invest only in direct U.S. government treasury obligations. Furthermore, we monitor our investment holdings as a whole to ensure that investments and other holdings which may be considered “investment securities” do not comprise more than 40% of our total assets. We undertake this analysis (1) on a quarterly basis and in connection with the review and preparation of our financial statements filed as part of our quarterly and annual reports with the SEC, and (2) at other times when we are considering how to structure a new transaction that is of a significant size—with “significance” largely based on the outcome of our most recent quarterly review. This review is generally undertaken by our Chief Financial Officer and may involve outside legal counsel, in particular in a case where we are considering the structure of a potential new transaction.

If, however, we do not invest as discussed above or are otherwise unsuccessful in ensuring that no more than 40% of our total assets consist of “investment securities,” then we may be deemed to be subject to the 1940 Act. If that were to be the case, compliance with the additional regulatory burdens imposed under the 1940 Act would require additional expenses for which we have not allotted funds, and would surely hinder our ability to operate as profitably as we have since the withdrawal of our BDC election. This outcome would likely adversely affect the trading price of our publicly traded securities, potentially jeopardize the viability and enforceability of contracts to which we are a party and, depending on the circumstances could involve litigation that would likely prove costly to us financially and materially and adversely affect our prospects and the market and price for our common stock.

We may engage in transactions with businesses that may be affiliated with our officers, directors or significant shareholders, and which may involve actual or potential conflicts of interest.

We may decide to make investments in one or more businesses affiliated with our officers, directors or significant shareholders. Such investment opportunities may compete with other opportunities for our investment dollars. Although we are not specifically focusing on, or targeting, any particular transaction with any affiliates or affiliated entities, we would pursue such a transaction if we determined that such an affiliated investment were attractive from a risk-adjusted return perspective, and such transaction were approved by a majority of our independent and disinterested directors. Any such activity would involve actual or potential conflicts of interest. Although we are confident that we can navigate these conflicts consistent with best practices and applicable law, the existence or appearance of such conflicts of interest could make our publicly traded securities less attractive and thereby reduce their trading prices.

A limited number of shareholders control substantially all of our voting stock and, as a result, control the election of our board of directors. As a result, these shareholders may exert an influence on actions requiring a shareholder vote, potentially in a manner that you do not support.

Five shareholders own shares representing approximately 63.42% of our issued and outstanding common stock. As a result, investors in our common stock cannot reasonably expect to have any influence over the election of our directors or other matters submitted to a vote of our shareholders. Instead, our existing significant shareholders will exert a substantial influence on the election of our directors and any actions requiring or otherwise put to a shareholder vote, potentially in a manner that you do not support. Examples of such voting matters, apart from the election of our directors, includes amendments to our articles of incorporation, bylaws, and approval of major corporate transactions. The concentrated amount of control over our affairs held by a relatively few number of significant investors could serve to reduce the attractiveness or liquidity of our common stock, and thereby depress its trading price.

Our ability to identify and consummate investment opportunities, and any need we may have for additional capital, may be affected by general economic conditions.

General economic conditions may impact our ability to (i) identify and pursue and consummate investment opportunities, and (ii) if necessary, seek and obtain additional financing on terms acceptable or favorable to us, if at all. Therefore, a deterioration in general economic conditions may adversely affect our business or slow the growth of our business.

Our reputation and brand are important to our success, and if we are unable to continue developing our reputation and brand, our ability to retain existing capital sources, our ability to attract borrowers and our ability to maintain and improve our relationship with regulators of our industry could be adversely affected.

We believe that maintaining a strong brand and trustworthy reputation is critical to our success and our ability to attract borrowers, attract new capital sources and maintain good relations with regulators and existing capital sources. Factors that affect our brand and reputation include: our industry and our company, including the quality and reliability of our Investment Process, see “Business – Investment Process”; the accuracy of our Investment Process; our loan funding programs; our ability to effectively manage and resolve borrower complaints; collection practices; privacy and security practices; litigation; regulatory activity; and the overall customer experience. Negative publicity or negative public perception of these factors, even if inaccurate, could adversely affect our brand and reputation.

For example, consumer advocacy groups, politicians and certain government and media reports have, in the past, advocated governmental action to prohibit or severely restrict consumer loan arrangements where banks contract with a third-party such as ours to provide origination assistance services to bank customers. Such criticism has frequently been levied in the context of payday loan marketers, though other entities operating programs through which loans similar to loans facilitated by us are originated have also faced criticism. The perceived improper use of a bank charter by these entities has been challenged by both governmental authorities and private litigants, in part because of the higher rates and fees a bank is permitted to charge consumers in certain payday and small-dollar lending programs relative to non-bank lenders. State regulators have made statements in the past threatening regulatory action against lenders like us related to loans originated by state chartered-banks, and such statements and the perception of possible regulatory action could adversely affect our reputation and the willingness of new or existing capital sources to work with us. Bank regulators have also required banks to exit third-party programs that the regulators determined involved unsafe and unsound practices or present other risks to the bank. If we are associated with such payday or small-dollar consumer loans, or if we are associated with increased criticism of non-payday loan programs involving relationships between bank originators and non-bank lending platforms and program managers, demand for loans facilitated by us could significantly decrease, which could cause our new or existing capital sources to terminate their arrangements with us, impede our ability to attract capital sources or reduce the number of potential borrowers. In addition, the increased focus on environmental, social and governance (“ESG”) issues could damage our reputation or prospects if customers, prospective customers, investors or third parties assigning ESG ratings to us are of the opinion that our practices, including without limitation our lending practices, are not sufficiently robust from an ESG perspective. Any of the foregoing could adversely affect our results of operations and financial condition.

Any negative publicity or negative public perception of loans facilitated by us or other similar consumer loans or the consumer lending service we provide may also result in us being subject to more restrictive interpretation or application of laws and regulations and potential investigations and enforcement actions. We may also become subject to additional lawsuits, including class action lawsuits, or other challenges such as government enforcement or arbitration. If there are changes in the laws or in the interpretation or enforcement of existing laws affecting consumer loans similar to those offered by us, or our servicing of such loans, or if we become subject to such lawsuits, our business, financial condition and results of operations would be adversely affected.

Harm to our reputation can also arise from many other sources, including employee or former employee misconduct, misconduct by outsourced service providers or other counterparties, failure by us to meet minimum standards of service and quality, and inadequate protection of borrower information and compliance failures and claims. If we are unable to protect our reputation, our business, financial condition and results of operations would be adversely affected.

We are highly dependent on the services provided by certain executives and key personnel.

Our success depends in significant part upon the continued service of our senior management personnel. In particular, we are materially dependent upon the services of Douglas M. Polinsky, our Chief Executive Officer and Chairman, and Joseph A. Geraci, II, our Chief Financial Officer and a director of our company. Although we currently have employment agreements with these individuals, these agreements will not necessarily prevent the departure of these executives, whether due to death, disability, retirement or otherwise. Any loss of the services provided by these executives would likely have a material and adverse effect on our operations and ability to execute our business plans.

Our articles of incorporation grant our board of directors the power to designate and issue additional shares and classes of common and preferred stock.

Our authorized capital consists of 250,000,000 shares of capital stock (or 125,000,000 shares of capital stock on a post-split basis). Pursuant to authority granted by our articles of incorporation, our board of directors, without any action by our shareholders, may designate and issue shares in such classes or series (including other classes or series of preferred stock) as it deems appropriate, and may establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of new classes or series of stock that may be so designated and issued could be superior to the rights of holders of our common shares. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock—common or preferred—will dilute the ownership interests of then-current holders of our common stock and may dilute our book value per share.

We may issue additional common stock or preferred shares without the approval of our shareholders. Any such issuances would dilute the interest of our shareholders and likely present other risks.

Our articles of incorporation authorize the issuance of up to 250,000,000 shares of capital stock (or 125,000,000 shares of capital stock on a post-split basis). Because we have only 5,427,749 shares of common stock issued and outstanding as of July 13, 2022, our board of directors has the power and authority to issue a substantial number of additional shares of common stock or preferred shares. The issuance of additional common stock or preferred shares:

●	may significantly dilute the equity interest of investors in this offering;
●	may subordinate the rights of holders of common stock if preferred shares are issued with rights senior to those afforded our common stock;

●	could cause a change in control if a substantial number of shares of common stock are issued, which could result in the resignation or removal of our present officers and directors; and
●	may adversely affect prevailing market prices for our shares of common stock.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. We have not made a significant investment in data security protection, and we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.

RISKS RELATING TO OUR OFFERING

There has been a limited public market for our common stock prior to this offering, and you may not be able to resell our shares at or above the price you paid, or at all.

We can give no assurance that an active trading market for shares of our common stock will develop on Nasdaq or if its develops, will be sustained, or that the shares of common stock will trade at or above the public offering price. Failure to develop or maintain a trading market could negatively affect the market value of our common stock and make it difficult or impossible for you to sell your shares. The liquidity of the shares of our common stock may also be affected adversely by a reverse stock split given the increased number of shares that will be outstanding following a reverse stock split, especially if the market price of our common stock does not increase as a result of the stock split.

Our stock price may be volatile, or may decline regardless of our operating performance, and you could lose all or part of your investment as a result.

You should consider an investment in our common stock to be risky, and you should invest in our common stock only if you can withstand a significant loss and wide fluctuation in the market value of your investment. The market price of our common stock could be subject to significant fluctuations in response to the factors described in this section and other factors, many of which are beyond our control. Among the factors that could affect our stock price are:

●	Actual or anticipated variations in our quarterly and annual operating results or those of companies perceived to be similar to us;
●	Changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors, or differences between our actual results and those expected by investors and securities analysts;
●	Fluctuations in the market valuations of companies perceived by investors to be comparable to us;
●	The public’s response to our or our competitors’ filings with the SEC or announcements regarding new products or services, enhancements, significant contracts, acquisitions, strategic investments, litigation, restructurings or other significant matters;
●	Speculation about our business in the press or the investment community;
●	Future sales of our shares;
●	Actions by our competitors;
●	Additions or departures of members of our senior management or other key personnel; and
●	The passage of legislation or other regulatory developments affecting us or our industry.

In addition, the securities markets have experienced significant price and volume fluctuations that have affected and continue to affect market price of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations, as well as general economic, systemic, political and market conditions, such as recessions, loss of investor confidence, interest rate changes, or international currency fluctuations, may negatively affect the market price of our shares.

If any of the foregoing occurs, it could cause our stock price to fall and may expose us to securities class action litigation that, even if unsuccessful, could be costly to defend and a distraction to management.

We do not intend to pay dividends on our common stock.

We intend to retain all of our earnings, if any, for the foreseeable future to finance the operation and expansion of our business and do not anticipate paying cash dividends. Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with applicable law and any contractual provisions, and will depend on, among other factors, our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant. As a result, you should expect to receive a return on your investment in our common shares only if the market price of the common shares increases, which may never occur.

We may be a “controlled company” within the meaning of the rules of the Nasdaq and the rules of the SEC and, as a result, may qualify for, but do not intend to rely on, exemptions from certain corporate governance requirements.

After the completion of this offering and the application of net proceeds therefrom, five of our shareholders presently holding as a group 63.42% of our issued and outstanding stock may be deemed to control in excess of 50% of the voting power of our common stock, and as a result, we may be deemed to be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq.  Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that:

●	a majority of our board of directors consists of “independent directors” as defined under the rules of the Nasdaq;
●	our director nominees be selected, or recommended for our board of directors’ selection, by a nominating/corporate governance committee comprised solely of independent directors; and
●	the compensation of our executive officers be determined, or recommended to our board of directors for determination, by a compensation committee comprised solely of independent directors.

If the Company were to rely on the foregoing exemptions, we may not have a majority of independent directors, and our compensation committee and nominating/corporate governance committee may not consist entirely of independent directors, and therefore you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq. However, following this offering, we do not intend to utilize any of the foregoing corporate governance exemptions.

Future sales, or the perception of future sales, of our common stock may depress the price of our common stock.

As of July 13, 2022, we have 10,855,413 outstanding common shares (prior to giving effect to the 1-for-2 reverse stock split). Of these shares, 9,559,062 shares of common stock on a pre-split basis are in the public float or are eligible for re-sale under Rule 144. The remaining 1,296,351 shares common stock outstanding are “restricted securities” within the meaning of Rule 144. On February 11, 2022, we filed a registration statement with the SEC to register an additional 2,697,603 shares of common stock on a pre-split basis to be purchasable pursuant to warrants issued as a divend to shareholders as of record date that has not yet been established. Additional sales of our common shares in the public market after the date of effectiveness of this registration statement, or the perception that these sales could occur, could cause the market price of our common shares to decline.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share is substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $     per share, based on the assumed public offering price of $7.50 per share. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

There can be no assurances that our common stock, once listed on Nasdaq, will not be subject to potential delisting if we do not continue to maintain the listing requirements of Nasdaq.

We have applied to list the shares of our common stock on the Nasdaq, under the symbol “MCVT.” An approval of our listing application by Nasdaq will be subject to, among other things, our fulfilling all of the listing requirements of Nasdaq. In addition, Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing (i.e., being de-listed from Nasdaq), would make it more difficult for shareholders to sell our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock may be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on the Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

USE OF PROCEEDS

Based upon an assumed public offering price of $7.50 per share, we estimate that we will receive net proceeds from this offering, after deducting the underwriting discounts and the estimated offering expenses payable by us, of approximately $4,100,000 assuming the Underwriter does not exercise its over-allotment option.

We plan to use the net proceeds we receive from this offering for the following purposes:

Use of
Net
Proceeds
Working Capital	$100,000
Sales and Marketing	$100,000
Specialty Short-Term Loans	$3,900,000

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. However, the nature, amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management has and will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

We have paid cash dividends on our common stock periodically.

On December 8, 2020, our board of directors declared a cash dividend of $0.05 per share to our shareholders of record as of December 21, 2020. The dividend was paid on January 4, 2021. On September 17, 2021, our board of directors declared a cash dividend of $0.10 per share to our shareholders of record as of October 15, 2021. The dividend was paid on October 29, 2021.

We currently intend to retain any future earnings to finance the growth and development of our business, and we do not anticipate that we will declare or pay any cash dividends in the foreseeable future. Our ability to pay dividends to our shareholders in the future will depend upon our liquidity and capital requirements, as well as our earnings and financial condition, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our common stock, and other factors deemed relevant by our board of directors.

CAPITALIZATION

Set forth below is our cash and capitalization as of March 31, 2022:

●	On an actual basis;
●	on a pro forma basis to reflect: (i) the sale of 666,667 shares of common stock on March 31, 2022 for a price per share of $7.50 for total gross proceeds of $5,000,0002 and (ii) the exercise of 40,000 warrant shares on March 31, 2022 for a price per share of $9.37 for total proceeds of $374,800.
●	on a pro forma as adjusted basis to reflect the issuance and sale of the shares by us in this offering at the public offering price of $7.50 per share, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

You should read the information in the below table together with our financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus.

	As of March 31, 2022
			Pro Forma
			As
	Actual	Pro Forma	Adjusted
	(unaudited)	(unaudited)	(unaudited)
Cash	$71,020	$5,445,823	$4,545,823
Total debt at face value	5,325,000	5,325,000	5,325,000
Total shareholders’ equity:
Common stock, $0.001 par value, 250,000,000 shares authorized (or 125,000,000 shares on a post-split basis), 5,427,749 issued and outstanding as of July 13, 2022	10,790	11,497	11,497
Additional paid-in capital	10,694,163	16,068,259	15,168,259
Accumulated (deficit)(Net)	3,121,207	3,121,207	3,121,207
Total shareholders’ equity	13,826,160	19,200,963	18,300,963
Capitalization	$19,151,160	$24,525,963	$23,625,963

(1)

A $0.50 increase or decrease in the assumed public offering price per share would increase or decrease our as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $306,667 assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts, commissions and estimated offering expenses payable by us. An increase (decrease) of 100,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by $690,000, assuming no change in the assumed public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in our shares in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of common stock and the as adjusted net tangible book value per share of common stock immediately after this offering.

Our historical net tangible book value as of March 31, 2022 was $2.55 per share on March 31, 2022 (giving effect to the 1-for-2 reverse stock split, expected to occur prior to or following the effectiveness of the registration statement of which this prospectus forms a part). Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per share of common stock is our historical net tangible book value divided by the number of outstanding shares of common stock as of March 31, 2022.

Our pro forma net tangible book value as of March 31, 2022 was $3.09 (giving effect to the 1-for-2 reverse stock split, that is expected to occur prio to or following the effectiveness of the registration statement of which this prospectus forms a part)per share of common stock. Pro forma net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock, after giving effect to the pro forma adjustments referenced under “Capitalization.”

After giving effect to this offering, at an assumed public offering price of $7.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value on a pro forma as adjusted basis as of March 31, 2022 would have been $2.94 per share of common stock. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $0.39 per share of common stock to our existing shareholders and an immediate dilution of $4.56 per share of common stock to new investors purchasing common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a common stock.

The following table illustrates this dilution:

Assumed public offering price per share	$7.50
Net tangible book value per common stock as of March 31, 2022	$2.55
Pro forma net tangible book value per share as of March 31, 2022	3.09
Increase in pro forma net tangible book value per share attributable to this offering	.54
Pro forma as adjusted net tangible book value per share, after this offering	2.94
Dilution per share to new investors in this offering	$4.56

A $0.50 increase (decrease) in the assumed public offering price of $7.50 per share of common stock, would increase (decrease) the pro forma as adjusted net tangible book value per share by $0.05, and increase (decrease) dilution to new investors by $0.05 per share, in each case assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding warrants or convertible notes having a per share exercise or conversion price less than the per share offering price to the public in this offering.

If the underwriters exercise in full their option to purchase additional common stock in this offering, the pro forma as adjusted net tangible book value after the offering would be $2.98 per share, the increase in net tangible book value to existing shareholders would be $.44 per share, and the dilution to new investors would be $4.52 per share, in each case assuming an public offering price of $7.50 per share.

The number of shares of common stock that will be outstanding after this offering is based on 10,855,413 shares of common stock outstanding as of July 13, 2022 (prior to giving effect to the 1-for-2 reverse stock split) and excludes any securities issuable upon exercise of the representative’s over-allotment option as of that date:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth in “Risk Factors.”

All amounts included herein with respect to the fiscal years ended December 31, 2021 and December 31, 2020 are derived from our audited financial statements included elsewhere in this prospectus and all amounts included herein with respect to the three months ended March 31, 2022 and March 31, 2021 are derived from our unaudited financial statements included elsewhere in this prospectus.

Overview

Mill City Ventures III, Ltd. was incorporated in the State of Minnesota on January 10, 2006. We are in the business of providing short-term specialty finance solutions primarily to private businesses, micro- and small-cap public companies and high-net-worth individuals

The principal specialty finance solutions we provide are high-interest short-term lending arrangements. These lending arrangements ordinarily involve us obtaining collateral as security for the borrower’s repayment of funds to us. In some circles, short-term high-interest collateralized lending is referred to as “hard-money lending.”

We believe we are generally able to charge high interest for our specialty finance solutions because (i) banks and other traditional providers of credit may have neither the expertise nor the infrastructure needed to evaluate creditworthiness and risks in a timeframe suitable for a potential borrower, preferring instead to process transactions and structures that present few novel issues or risks; and (ii) we will often be able to devote time and attention to transactions involving a smaller dollar amount than an institutional lender will view as worthwhile. These beliefs essentially explain why we refer to our business as “specialty finance”— financing that may involve structures that are unique, creative, and often bespoke; and that may involve dollar amounts that are not suitable for institutional lenders.

We generally provide specialty finance solutions that are short-term in nature. By this, we mean lending arrangements that mature or come due within nine months of the lending date. We view the provision of short-term finance as desirable for two principal reasons: (i) it helps minimize the risk of non-performance; and (ii) it helps minimize regulatory risk.

In terms of non-performance risk, short-term lending requires us to focus upon, and a potential borrower to identify to us, us a near-term source of liquidity for repayment of the funds they borrow from us. This permits us to evaluate that source of repayment clearly and carefully, thus helping identify the potential risks involved in a particular transaction and how we may be able to include structural terms, such as specific collateral and collateral arrangements, guarantees, or other types of covenants that mitigate these risks.

In terms of regulatory risk, short-term lending permits us to avail ourselves of a court-recognized exception for treating promissory notes (evidencing a loan) as “investment securities” under federal securities law. In sum, this exception generally applies to promissory notes with short-term maturities of nine months. Our ability to avail ourselves of this exception, and to more generally structure our transactions in such a way as to avoid them being properly considered as “investment securities” under federal securities laws, is important to our ability to avoid once again becoming subject to regulation under the 1940 Act. Below we discuss our process for evaluating transactional terms and structures with a view to remaining outside of the regulatory regime of the 1940 Act (please refer to “Investment Process” below).

Examples of the kinds of the specialty finance solutions we have considered or provided to date, and may continue to provide in the future, include:

●	Short-term secured loans for real estate development (with a mortgage serving as security)
●	Short-term unsecured loans (with an option to acquire collateral security) to a business
●	Short-term secured loans to a business for operating capital
●	Short-term secured loans to an individual owed a forthcoming tax refund

Our principal sources of income are interest, dividends and other fees associated with lending such as origination fees, closing fees or exit fees. We may also receive reimbursement of legal costs associated with loan documentation. Our statement of operations also reflect increases and decreases in the carrying value of our asset and investments (i.e., unrealized appreciation and depreciation). Our principal expenses relate to operating expenses, the largest components of which are generally professional fees, payroll, occupancy, and insurance expenses.

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read carefully in addition to our Annual Report on Form 10-K for the year ended December 31, 2021, as well as our reports on Forms 10-Q and 8-K and other publicly available information. All amounts herein are unaudited. In addition, the discussion of our results of operations and financial condition should be read in the context of this overview.

Results of Operations

Three Months Ended March 31, 2022 compared with the Three Months Ended March 31, 2021

Our operating results for the three months ended March 31, 2022 and March 31, 2021 were as follows:

	For the Three Months Ended
	March 31,
	2022	2021
Investment Income:	$1,000,206	$546,842
Operating Expenses:	(545,818)	(533,858)
Net Investment Gain	$454,388	$12,984

Investment Income

We generate revenue primarily in the form of interest income and capital gains, if any, on the debt instruments we own. We may also generate revenue from dividends and capital gains on equity investments we make, if any, or on warrants or other equity interests that we may acquire. In some cases, the interest on our investments may accrue or be paid in the form of additional debt. The principal amount of the debt instruments, together with any accrued but unpaid interest thereon, will generally become due at the maturity date of those debt instruments. Finally, we may also generate revenue in the form of commitment, origination, structuring, diligence, or consulting fees. Any such fees will be recognized as earned.

For the three months ended March 31, 2022 and 2021, our total investment income was $1,000,206 and $546,842, respectively. The increase is due to the increase in our short-term non-bank lending activity. Our loan portfolio generates interest income, with an average rate on the loans of 22.4%.

Professional Fees

For the three months ended March 31, 2022 and 2021, we had $198,518 and $142,808 of professional fees expense, respectively. The increase in 2022 is due to an increase in our short-term non-bank lending activity and the legal costs incurred to close those deals.

Net Realized Gain from Investments

For the three months ended March 31, 2022, we had $1,152,898 of proceeds from sale of investments, resulting in $138,770 of realized gains. For the three months ended March 31, 2021, we had $5,036,657 of proceeds from sale of investments, resulting in $2,907,999 of realized gains.

Net Change in Unrealized Appreciation (Depreciation) on Investments

For the three months ended March 31, 2022, our investments included $22,047 of unrealized depreciation. For the three months ended March 31, 2021, our investments included $513,250 of unrealized depreciation.

Changes in Net Assets from Operations

For the three months ended March 31, 2022, we recorded a net increase in net assets from operations of $412,111. Based on the weighted-average number of shares of common stock outstanding for the three months ended March 31, 2022, our per-share net increase in net assets from operations was $0.04. For the three months ended March 31, 2021, we recorded a net increase in net assets from operations of $1,745,042. Based on the weighted-average number of shares of common stock outstanding for the three months ended March 31, 2021, our per-share net increase in net assets from operations was $0.16.

Cash Flows for the Three Months Ended March 31, 2022 and 2021

The level of cash flows used in or provided by operating activities is affected by the timing of purchases, redemptions and repayments of portfolio investments, among other factors. For the three months ended March 31, 2022, net cash used in operating activities was $7,190,128. Cash flows used in operating activities for the three months ended March 31, 2022 were primarily related to purchases of investments totaling $7,025,000. For the three months ended March 31, 2021, net cash used in operating activities was $4,402,126. Cash flows provided in operating activities for the three months ended March 31, 2021 were primarily related to purchases of investments totaling $9,430,664, offset by repayments of investments totaling $5,036,657.

Portfolio and Investment Activity

During the three months ended March 31, 2022, we made $7,025,000 of investments and had $1,152,898 of redemptions and repayments, resulting in net investments at amortized cost of $19,943,929 as of March 31, 2022.

During the three months ended March 31, 2021, we made $9,430,664 of investments and had $5,036,657 of redemptions and repayments, resulting in net investments at amortized cost of $12,276,332 as of March 31, 2021.

Our portfolio composition by major class, based on fair value at March 31, 2022, was as follows:

	Investments at	Percentage of
	Fair Value	Fair Value
Short-term Non-banking Loans	$18,075,000	90.0%
Equity/Other	2,012,500	10.0
Total	$20,087,500	100.0%

Results of Operations

Year Ended Decemeber 31, 2021 compared with Year Ended December 31, 2020

	For the Year Ended December 31,
	2021	2020
Investment Income:
Interest Income	$2,656,201	$1,282,175
Dividend Income	—	15,462
	2,656,201	1,297,637
Operating Expenses:
General Operating Expenses	116,714	83,447
Legal and Accounting Expenses	453,440	175,612
Executive Management Compensation	556,432	301,494
Insurance Expense	108,165	85,237
Director's Fees	120,000	90,000
	1,354,751	735,790
Net Investment Gain	$1,301,450	$561,847

For the year ended December 31, 2021, we earned $11,480 in interest payments from one investment - DBR Enclave US Investors, LLC; an aggregate of $2,099,684 from 26 other investments; an additional $25,037 in bank interest on cash balances and notes receivable; an aggregate of $467,500 in origination fees; and an additional $52,500 in late fee penalties.

For the year ended December 31, 2020, we earned $44,026 in interest payments from one investment - DBR Enclave US Investors, LLC; an aggregate of $993,795 from six promissory note investments; an aggregate of $26,994 in bank interest on cash balances and notes receivable; an aggregate of $217,360 in origination fees; and an aggregate of $15,462 in dividend payments from four investments-Manning & Napier, Inc., Educational Development Corp., Manhattan Bridge Capital, Inc.; and Windstream Holdings, Inc.

As the table above indicates, we incurred operating expenses aggregating $1,354,751 for the year ended December 31, 2021, and $735,790 for the year ended December 31, 2020. A discussion of the various components of our operating expenses for these periods is set forth below.

●	General Operating Expenses. Our general operating expenses were $116,714 for the year ended December 31, 2021 and $83,447 for the year ended December 31, 2020. The increase in the current period is primarily related to an increase in corporate franchise taxes.
●	Legal and Accounting Expenses. Our legal and accounting expenses were $453,440 for the year ended December 31, 2021 and $175,612 for the year ended December 31, 2020. The increase in the current period is primarily related to increased costs incurred on consulting and underwriting endeavors, as well as an increased cost in our audit and tax services.
●	Executive Management Compensation. Our executive management compensation was $556,432 for the year ended December 31, 2020 and $301,494 for the year ended December 31, 2020. The increase in the current period is primarily related to a one-time bonus payment made during the year 2021.

For the year ended December 31, 2021 our net investment gain was $1,301,450. For the year ended December 31, 2020, our net investment gain was $561,847. The increased net investment gain during 2021 was primarily the result of higher interest income earned during 2021 from the short-term specialty finance solutions we provided in the form of short-term promissory notes bearing higher rates of interest and return, including related origination fees, than we were able to obtain when operating as a BDC.

Financial Condition

For the year ended December 31, 2021, we had an increase in net assets of $1,773,162. This increase in net assets was primarily due to the increase in our interest income earned from short-term specialty financing. Our net assets increased by $1,572,354 for the year ended December 31, 2020, primarily due to the appreciation of our portfolio holdings.

As of March 31, 2022, we had cash of $71,020, a decrease of $1,865,128 from December 31, 2021. The primary use of our existing funds and any funds raised in the future is expected to be for our short-term investments or for other general corporate purposes, including paying for operating expenses or debt service to the extent we borrow or issue senior securities. Pending investment, our investments may consist of cash, cash equivalents, U.S. government securities or high quality debt securities maturing in one year or less from the time of investment, which we refer to collectively as “temporary investments.” We expect that substantially all of our temporary investments will be redeployed into portfolio company investments by December 31, 2022.

Liquidity and Capital Resources

Summary cash flow data is as follows:

	For the Years Ended December 31,
	2021	2020
Cash flows used by:
Operating activities	$(1,886,094)	$(2,463,157)
Financing activities	(1,618,337)	(162,920)
Net decrease in cash	(3,504,431)	(2,626,077)
Cash, beginning of period	5,440,579	8,066,656
Cash, end of period	$1,936,148	$5,440,579

On January 3, 2022, we entered into a Loan and Security Agreement (the “Loan Agreement”) with Eastman Investment, Inc., a Nevada corporation, and Lyle A. Berman, as trustee of the Lyle A. Berman Revocable Trust. Mr. Berman is a director of our company. The Loan Agreement provides us with a $5 million revolving line of credit to use in the ordinary course of our short-term specialty finance business. Amounts drawn under the Loan Agreement will accrue interest at the per annum rate of 8%, and all our obligations under the Loan Agreement are secured by a grant of a collateral security interest in substantially all of our assets. The Loan Agreement, together with our cash, together comprises our sources of liquidity. Management believes that these sources of liquidity, together with cash obtained through maturing investments earlier made, will be sufficient for the Company to fund its operations through the entirety of fiscal 2022. Accordingly, at present we have no definitive plans to obtain other sources of liquidity through borrowing.

On February 11, 2022, we filed a registration statement on Form S-1 seeking to register an offering of five-year common stock warrants which we may distribute to our shareholders as a dividend, and up to 2,697,603 shares of our common stock purchasable upon the exercise of those warrants. The warrants are contemplated to be exercisable at a price of $4.00 per share of common stock. We intend to apply to have the warrants listed for trading on the OTC Markets.

The offering is subject to the effectiveness of the registration statement on Form S-1. At this time, no record date has been established for the dividend. The warrants will not be issued until the registration statement is declared effective, and the warrants will not be exercisable unless such registration statement remains effective. If the offering is consummated, we expect to use net proceeds from the offering for general corporate purposes, including but not limited to extending specialty finance solutions and credit to borrowers and repaying credit facility borrowings.

Capital Expenditures

We did not have any material commitments for capital expenditures in 2021 and we do not anticipate any such capital expenditures for 2022.

Recent Purchases of Securities

During 2020, we engaged in the following repurchases of its common stock, all of which were consummated in private transactions:

●	100,000 shares on May 6, 2020, at a per-share price of $0.50;
●	270,667 shares on May 19, 2020, at a per-share price of $0.40; and
●	10,822 shares in the aggregate on December 1, 2020, at a per-share price of $0.43.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, nor are we a party to any contract or other obligation not included on its balance sheet that has, or is reasonably likely to have, a current or future effect on our financial condition.

Reverse Stock Split

We expect to effect a reverse stock split of our common stock at a ratio of 1-for-2 prior to or upon the effectiveness of the registration statement of which this prospectus forms a part. No fractional shares will be issued in connection with the reverse stock split and all such fractional interests will be rounded up to the nearest whole number of shares of common stock. Share information presented in this prospectus, other than in our consolidated financial statements and the notes thereto and other historical share amounts, such as those issued in connection with acquisitions, have been adjusted to give effect to such reverse stock split.

Critical Accounting Policies

Critical accounting policies are policies that are both most important to the portrayal of the Company’s financial condition and results, and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our critical accounting policies relate to investment valuation and interest and dividend income as an investment company.

Investment Valuation

Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. Unrealized gains or losses primarily reflect the change in investment values, including the reversal of previously recorded unrealized gains or losses when gains or losses are realized.

Investments for which market quotations are readily available are typically valued at such market quotations. In order to validate market quotations, we look at a number of factors to determine if the quotations are representative of fair value, including the source and nature of the quotations. Debt and equity securities that are not publicly traded or whose market prices are not readily available are valued at fair value as determined in good faith by the Valuation Committee of our board of directors, based on, among other things, the input of our executive management, Audit Committee and independent third party valuation expert that may be engaged by management to assist in the valuation of our portfolio investments. Valuation determinations are in all cases made in conformity with the written valuation policies and procedures respecting the valuation of Company investments.

Critical Accounting Estimates

Our financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Critical accounting policies are those that require the application of management’s most difficult, subjective or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods.

In preparing the financial statements, management will make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. In preparing the financial statements, management also will utilize available information, including our past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments, giving due consideration to materiality. Actual results will almost certainly differ from these estimates. In addition, other companies may utilize different estimates, which may impact the comparability of our results of operations to those of companies in similar businesses. As our expected operating results occur, we will describe additional critical accounting policies in the notes to our financial statements. Our most critical accounting policies relate to the valuation of our portfolio investments, and revenue recognition.

BUSINESS

Overview

Mill City Ventures III, Ltd. is a Minnesota corporation that was incorporated in January 2006. From our inception until December 13, 2012, we were a development-stage company involved in the gaming and entertainment industry. In 2013, we elected to become a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). We operated as a BDC until we withdrew our BDC election on December 27, 2019. Since that time, we have engaged in the business of providing short-term specialty finance solutions primarily to private businesses, micro- and small-cap public companies and high-net-worth individuals. To avoid again becoming subject to regulation under the 1940 Act, we generally seek to structure our transactions so they do not constitute “investment securities” for purposes of federal securities law, and we monitor our holdings as a whole to ensure that no more than 40% of our total assets may consist of investment securities.

The principal specialty finance solutions we provide are high-interest short-term lending arrangements. On occasion, these lending arrangements involve us obtaining collateral as security for the borrower’s repayment of funds to us. In some circles, short-term high-interest collateralized lending is referred to as “hard-money lending.”

We believe we are generally able to charge high interest for our specialty finance solutions because: (i) banks and other traditional providers of credit may have neither the expertise nor the infrastructure needed to evaluate creditworthiness and risks in a timeframe suitable for a potential borrower, preferring instead to process transactions and structures that present few novel issues or risks; and (ii) we will often be able to devote time and attention to transactions involving a smaller dollar amount than an institutional lender will view as worthwhile. These beliefs essentially explain why we refer to our business as “specialty finance”— financing that may involve structures that are unique, creative, and often bespoke; and that may involve dollar amounts that are not suitable for institutional lenders.

We generally provide specialty finance solutions that are short-term in nature. By this, we mean lending arrangements that mature or come due within nine months of the lending date. We view the provision of short-term finance as desirable for two principal reasons: (i) it helps minimize the risk of non-performance; and (ii) it helps minimize regulatory risk.

In terms of non-performance risk, short-term lending requires us to focus upon, and a potential borrower to identify to us, us a near-term source of liquidity for repayment of the funds they borrow from us. This permits us to evaluate that source of repayment clearly and carefully, thus helping identify the potential risks involved in a particular transaction and how we may be able to include structural terms, such as specific collateral and collateral arrangements, guarantees, or other types of covenants that mitigate these risks.

In terms of regulatory risk, short-term lending permits us to avail ourselves of a court-recognized exception for treating promissory notes (evidencing a loan) as “investment securities” under federal securities law. In sum, this exception generally applies to promissory notes with short-term maturities of nine months. Our ability to avail ourselves of this exception, and to more generally structure our transactions in such a way as to avoid them being properly considered as “investment securities” under federal securities laws, is important to our ability to avoid once again becoming subject to regulation under the 1940 Act. Below we discuss our process for evaluating transactional terms and structures with a view to remaining outside of the regulatory regime of the 1940 Act (please refer to “Investment Process” below).

Examples of the kinds of the specialty finance solutions we have considered or provided to date, and may continue to provide in the future, include:

●	Short-term secured loans for real estate development (with a mortgage serving as security);
●	Short-term unsecured loans (with an option to acquire collateral security) to a business;
●	Short-term secured loans to a business for operating capital; and
●	Short-term secured loans to an individual owed a forthcoming tax refund

In addition, we are presently exploring and evaluating our ability to enter into other kinds of short-term specialty finance transactions. Examples include the expansion of our efforts to purchase adjudicated settlements, the purchase (at discounted rates) of receivables owing to professionals on account of certain workers’ compensation claim, and short-term consumer finance lending.

Sourcing Transactions

We believe that our management’s strong combination of experience and contacts in the securities and investment finance sector, including the experience and contacts of our independent directors, should be sufficient to continue attracting suitable prospective investment opportunities. To date, the network of contacts of our management and directors has been successful thus far in sourcing all of the transactions in which we have participated. Accordingly, we presently do not have any plans to hire any business development professionals to assist us with transactional volume.

Competition

The market for specialty finance is competitive, largely as a result of the participation of various types of professionally managed pooled investment funds such as private equity funds, debt and mezzanine-debt funds, and other types of professional finance companies seeking the high returns that are possible in specialty finance and hard-money lending. Nevertheless, we believe we are well positioned to compete successfully in this market because of our entrepreneurial, creative and flexible approach to specialty finance opportunities, and our management’s experience in entrepreneurial ventures and finance.

Throughout our history and in particular after ceasing to be a BDC, we have approached investment opportunities flexibly and creatively in terms of transactional structures and terms. In part, we are able to be flexible and creative because we are not subject to many of the regulatory limitations that govern our other more traditional or institutional competitors. Those competitors are often subject to limitations on the type transactions they undertake, the amount that may be invested in a specific transaction or a particular type of transaction, the markets in which they operate, the maturity or time horizon of their investment, uses of proceeds, or otherwise. These limitations are often imposed by the agreements and documents governing the pooled investment vehicles, or otherwise self-imposed in order to facilitate the investment vetting and diligence process, and the documentation and structuring process. More rarely, these limitations may arise from governing regulations or interpretations thereof. For our part, we believe that approaching investment opportunities flexibly expands our overall transactional opportunities, diversifies our risk by avoiding dependence in any material way on a particular borrower, type of transaction, or market or industry niche permits us to avail ourselves of the maximum number of relationships from which we source investment opportunities. Moreover, we believe that this flexible approach to structuring our transactions and investments will facilitate the development of positive long-term relationships with our borrowers.

We believe that the only significant limitation on our ability to flexibly structure transactions arises from our desire to remain outside the regulation of the 1940 Act. In order to meet this goal, we intend and aim to structure the vast majority of our transactions (by dollar amount) in ways such that they are not properly considered “investment securities” under federal securities laws, including the 1940 Act.

For our investors, the freedom afforded to us through the lack of substantive regulation governing the types of transactions we enter into and our methods of operation permits us to allocate our resources, at any given point in time, to those types of transactions that we believe may lead to the highest risk-adjusted returns or the steadiest stream of such returns.

Our management team and board of directors has significant experience in a variety of entrepreneurial ventures, including service as management and directors for small and large public companies, private businesses, start-up and development-stage businesses, and the securities and finance industries. As a result of this diverse general experience and particular experience in transactional finance, we believe we are able to manage the evaluation and due-diligence process involved in our investment opportunities swiftly and efficiently, by collaborating with our professional advisers and focusing on high-level and material issues.

Other Matters

We do not believe that we are dependent in any material way on any particular borrower, type of specialty finance transaction, or industry.

We do not own or use through license any patents, trademarks, or other intellectual properties and we do not believe that any such assets would be material to our business.

Sometimes the types of transactions we engage in are governed by particular laws, regulations, or rules. For example, lending transactions in which high-net-worth individuals are the borrower will nearly always involve state law usury limitations. Transactions in which we seek and obtain collateral as security for obligations owed to us involve legal issues arising under the Uniform Commercial Code or its various state law iterations. To date, we have not engaged in transactions that require us to obtain state licensure or a permit prior to entering into the transaction—e.g., brokering transactions or engaging in licensed consumer finance activities.

Pending the consummation of transactions and deployment of cash, we generally keep the majority of our assets in cash, cash equivalents such as money-market investments, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

Our Investment Process

We have identified several criteria that we believe are generally important guidelines for us to meet our financial objectives. These criteria are, however, only general guidelines for our investment decisions and, in the case of some transactions in which we invest, fewer than all—or even none—of these criteria will be met.

●	Existing Liquidity Source. Because the vast majority of our transactions involve short-term maturities, we typically seek to identify a liquidity source for the borrower to repay us. Examples of sources of potential liquidity may include accounts receivable, another valuable asset, or a pending payment (e.g., a tax refund, or a litigation judgment or settlement payment) that is reasonably expected to pay out prior to the maturity of the credit we provide.
●	Collateral Value. We will often, but not always, seek to collateralize the obligations owing to us. Our ability to identify valuable collateral is a significant factor in our credit analysis and determination of the attractiveness of a potential transaction. This analysis will often involve legal counsel, both to assist in the identification of potential collateral assets, and to better understand the ease with which a security interest in the collateral may be granted, perfected and, if necessary, foreclosed upon and the relevant jurisdiction(s) involved.
●	Experienced and Capable Management. In transactions involving business borrowers, we seek businesses that have an experienced, knowledgeable and capable management team.

●	Competitive Position. In transactions involving business borrowers, we will seek to invest in transactions with businesses that have developed, or appear poised to develop, a strong competitive position within their respective industry sector or niche.
●	Cash Flow. In transactions involving business borrowers, we will seek to invest in businesses that are profitable or nearly profitable on an operating cash flow basis, principally so that the business’ operating cash flow may serve as another source of liquidity from which we may ultimately be repaid.

If we believe that a potential transaction generally meets the characteristics described above or if we otherwise determine that a potential transaction may be desirable to enter into, we may perform a more rigorous due-diligence examination of the prospective borrower, the likely source or sources of liquidity for their repayment to us, and other aspects of the borrower or its assets (e.g., assets of the borrower that may serve as collateral security for the obligations that may be owing to us). Our due-diligence examination for each transaction will necessarily be unique and tailored to the specific transaction, but will generally be undertaken in light of the following facts and circumstances:

●	our familiarity with the borrower (or, in the case of a business borrower, our familiarity with management or other persons such as directors involved with the borrower);
●	in the case of a business borrower, our review and assessment of the potential borrower’s financing history, as well as the likely need for additional financings after our transaction;
●	the industry in which the borrower operates, our knowledge and familiarity with that industry, our assessment of the complexity of the business, any regulatory matters or other unique aspects presenting special risks, and the competitive landscape faced by the borrower;
●	the amount of potential dollars involved in the potential transaction;
●	where the borrower is located, how it is organized as an entity, as well as its management and ownership structure and profile;
●	whether we might have been involved with a transaction of the same or similar kind before;
●	the ease with which we can evaluate the borrower’s source or sources of liquidity;
●	the ease with which we can apprehend the process involved with taking collateral security in some or all of the borrower’s assets; and
●	the ease with which we could realize on that collateral if repayment were not otherwise forthcoming.

The assessments described above outlines our general approach for our investment decisions, although not all of such activities will be followed in each instance, or some may be stressed more than others depending on facts and circumstances. Upon successful completion of this preliminary evaluation, we will typically (1) evaluate our own regulatory concerns (i.e., to what extent the potential transaction may properly be considered an investment in an “investment security” for purposes of the 1940 Act and, if necessary, consider alternative structures to alleviate any risks to our company relating thereto), and (2) decide whether to move forward towards negotiating a letter of intent and, thereafter, definitive documentation for our transaction. Depending on timing, we may not use a letter of intent and will instead proceed directly to definitive documentation.

As indicated above, to avoid becoming subject to the regulatory requirements of the 1940 Act, we monitor our investment holdings as a whole to ensure that investments and other holdings which may be considered “investment securities” do not comprise more than 40% of our total assets. We undertake this analysis (1) on a quarterly basis and in connection with the review and preparation of our financial statements filed as part of our quarterly and annual reports with the SEC, and (2) at other times when we are considering how to structure a new transaction that is of a significant size—with “significance” largely based on the outcome of our most recent quarterly review. This review is generally undertaken by our Chief Financial Officer and may involve our outside legal counsel, in particular in a case where we are considering the structure of a potential new transaction.

In general, our analysis starts with the length or duration of a potential new transaction. Although federal securities laws define “securities” (and “investment securities”) in such a way as to include promissory notes, the U.S. Supreme Court held in Reves v. Ernst & Young, 110 S. Ct. 945 (1990), that certain kinds of promissory notes are not properly considered securities. Over time, court precedent has developed to identify these kinds of promissory notes as generally not constituting investment securities:

●	notes that mature in nine months or less;
●	notes secured by a mortgage or lien on a home;

●	notes secured by a small business or business assets;
●	so-called “character loans” made to a bank customer;
●	notes delivered or borrowings entered into through consumer finance;
●	commercial loans made to businesses;
●	loans secured by accounts receivable (e.g., factoring);

In addition to the types of financing arrangements noted above, court precedent indicates that there may be facts and circumstances surrounding the transaction that may cause other promissory notes to not be considered “securities” or “investment securities” under federal securities laws. For example, it is presumed that a promissory note which matures in more than nine months is a “security,” but this presumption may be rebutted (with the conclusion that such a promissory note is not a properly considered a security) upon an evaluation of the following factors:

●	whether the borrower’s motivation is to raise money for general business use, and whether the lender’s motivation is to make a profit, including interest;
●	whether the borrower’s plan of distribution for the promissory note resembles the plan of distribution of a security;
●	whether the investing public reasonably expects that the note is a security; and
●	whether there is a regulatory scheme that protects the investor other than the securities laws (e.g., Federal Deposit Insurance).

While the application of these factors can be helpful in some instances, often the factors and the proper manner of weighting them are unclear. As a result, the analyses we periodically undertake focuses on the more bright-line types of lending arrangements enumerated above—i.e., promissory notes maturing in nine months or less, etc.

Our Prior Business as a BDC

The analysis of our transactions and transactional holdings is undertaken with a view to ensuring that we do not become subject to the 1940 Act. Generally from 2013 through 2019, we were governed by the 1940 Act. During that time, we were a business development company under the 1940 Act, or “BDC,” primarily focused on investing in or lending to private and small-cap public companies and making managerial assistance available to such companies. As a BDC, our investments included stock of or membership interests (typically referred to as units) in private companies, small-cap public company stocks, and promissory notes. In some cases, the stock or membership interests we acquired were preferred stock or units, and in other cases the stock or membership interests acquired were common stock or units. In connection with our investments in promissory notes, we frequently obtained warrants to purchase common stock.

Our Management and Employees

Currently, Mr. Douglas M. Polinsky, the Chief Executive Officer and Chairman of our board of directors, and Joseph A. Geraci, II, our Chief Financial Officer and a director of the company, serve as our senior management team. These are also the only two persons who are employees of our company.

Facilities

Our executive offices are located at 1907 Wayzata Boulevard, Suite 205, Wayzata, Minnesota 55391, and our telephone number is: (952) 479-1923. We are parties to two operating leases for office space expiring March 31, 2022. These leases do not have significant lease escalations, holidays, concessions, leasehold improvements, or other build-out clauses; and they do not contain contingent-rent provisions. The leases do not include options to renew. We consider our current office space adequate for our current operations.

Periodic Reporting and Financial Information

We have registered our common stock under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC, and the requirement that we follow Regulation 14D relating to proxy solicitations. As required under the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public accountants.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth information about our directors and executive officers.

Name	Age	Positions
Douglas M. Polinsky	63	Chief Executive Officer and Chairman
Joseph A. Geraci, II	53	Chief Financial Officer and Director
Lyle A. Berman	80	Director (independent)
Howard P. Liszt	76	Director (independent)
Laurence S. Zipkin	82	Director (independent)

Biographies

Douglas M. Polinsky:  Mr. Polinsky co-founded Mill City Ventures III, Ltd. in January 2006 and since that time has been the Chairman and Chief Executive Officer of the company. Since 1994, Mr. Polinsky has been the President of Great North Capital Consultants, Inc., a financial advisory and investment company that he founded. Great North Capital Consultants, Inc. primarily engages in the business of investing in hard money lending with collateral on the loans being first or second mortgages in both residential and commercial properties. In addition, Great North Capital Consultants, Inc. makes direct investments into public and private companies. Since 2015, Mr. Polinsky has been an independent director of Liberated Syndication, Inc., a Nevada corporation with its operations in Pennsylvania. Liberated Syndication, Inc. is a host and publisher of podcasts. Mr. Polinsky is a member of the Audit and Compensation Committees of the board of directors of Liberated Syndication. Mr. Polinsky earned a Bachelor of Science degree in hotel administration at the University of Nevada, Las Vegas in 1981.

Joseph A. Geraci, II: Mr. Geraci co-founded Mill City Ventures III, Ltd in January 2006 and has been a director and the Chief Financial Officer of the company since that time. Since February 2002 through the present time, Mr. Geraci has been managing member of Isles Capital, LLC, an advisory and consulting firm that assists small businesses, both public and private, in business development. In March 2005, Mr. Geraci also became the managing member of Mill City Advisors, LLC, the general partner of Mill City Ventures, LP, and Mill City Ventures II, LP, each a Minnesota limited partnership that invested directly into both private and public companies. From January 2005 until August 2005, Mr. Geraci served as the Director of Finance for Gelstat Corporation, a purveyor of homeopathic remedies, based in Bloomington, Minnesota. Mr. Geraci provided investment advice to clients as a stockbroker and Vice President of Oak Ridge Financial Services, Inc., a Minneapolis-based broker-dealer firm, from June 2000 to December 2004. While at Oak Ridge Financial Services, Mr. Geraci’s business was focused on structuring and negotiating debt and equity private placements with both private and publicly held companies. Mr. Geraci was employed at another Minneapolis-based brokerage firms from July 1991 to June 2000. From his career and investment experiences, Mr. Geraci has established networks of colleagues, clients, co-investors, and the officers and directors of public and private companies. These networks offer a range of contacts across a number of sectors and companies that may provide opportunities for investment, including many that meet the company’s screening criteria.

In August 2003, the National Association of Securities Dealers (NASD) found in an administrative hearing that Mr. Geraci, while employed by and affiliated with a NASD member, had violated NASD Conduct Rule 2110 and SEC Rule 10b-5 in August 1999, and barred him from associating with any NASD member in the future.

Howard P. Liszt: Mr. Liszt served as Chief Executive Officer of Campbell Mithun, a national marketing communications agency he joined in 1976, until 2001. Under his leadership, Campbell Mithun grew to be one of the 20 largest agencies in the world. He currently serves on the board of : Eggland’s Best. Mr. Liszt has served as a Board member for several industry-leading companies including Land O’ Lakes, ShuffleMaster, Ocular Sciences, and Coleman Natural Foods. Mr. Liszt holds a Bachelor of Arts in Journalism and Marketing and a Masters of Science in Marketing from the University of Minnesota, Minneapolis.

Lyle A. Berman: Mr. Berman is a 1964 graduate of the University of Minnesota with a degree in Business Administration. Mr. Berman began his career with Berman Buckskin, his family’s leather business. He helped grow the business into a major specialty retailer with 27 outlets. In 1990, Mr. Berman participated in the founding of Grand Casinos, Inc. Mr. Berman is credited as one of the early visionaries in the development of casinos outside of the traditional gaming markets of Las Vegas and Atlantic City. In less than five years, the company opened eight casino resorts in four states. In 1994, Mr. Berman financed the initial development of Rainforest

Cafe. He served as the Chairman and CEO from 1994 until 2000. In October 1995, Mr. Berman was honored with the B’nai B’rith “Great American Traditions Award.” In April 1996, he received the Gaming Executive of the Year Award; in 2004, Mr. Berman was inducted into the Poker Hall of Fame; and in 2009, he received the Casino Lifetime Achievement Award from Raving Consulting & Casino Journal. In 1998, Lakes Entertainment, Inc. was formed. In 2002, as Chairman of the Board and CEO of Lakes Entertainment, Inc., Mr. Berman was instrumental in creating the World Poker Tour. Since January 2005, Mr. Berman has also served as Chairman of the Board of Pokertek, Inc.

Laurence S. Zipkin: Mr. Zipkin is nationally recognized for his expertise in the gaming industry, restaurants, and emerging small growth companies. From 1996 to 2006, Mr. Zipkin owned Oakridge Securities, Inc. where, as an investment banker, he successfully raised capital for various early growth-stage companies and advising clients with regard to private placements, initial public offerings, mergers, debt offerings, bridge and bank financings, developing business plans and evaluating cash needs and resources. He has extensive experience in the merger and acquisition field and has represented companies on both the buy and sell side. Since 2006, Mr. Zipkin has been self-employed, engaging in various consulting activities, owning and operating two restaurant properties, and purchasing distressed real estate. Mr. Zipkin is a licensed insurance agent for both life and health insurance. Mr. Zipkin attended the University of Pennsylvania Wharton School of Finance.

Under the Company’s bylaws, the directors serve for indefinite terms expiring upon the next annual meeting of the company’s shareholders.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the board of directors to satisfy its oversight responsibilities effectively in light of the company’s business and structure, the board of directors focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director. With regard to Messrs. Polinsky and Geraci, the board of directors considered their significant experience, expertise and background with regard to investing in general and the company in particular. With regard to Mr. Berman, the board of directors considered his background and experience with the public securities markets and his former employment and experience in operational capacities. With regard to Mr. Liszt, the board of directors considered his experience on other boards of public companies, his past experience in the communications and advertising fields, and his organizational experience. With regard to Mr. Zipkin, the board of directors considered his knowledge, experience and skills in the finance, public securities and investment banking fields.

Term of Office

All directors hold office until the next annual meeting of the shareholders of the Company and until their successors have been duly elected and qualified. The Company’s bylaws provide that the board of directors will consist of no less than three members. Officers are elected by and serve at the discretion of the board of directors.

Family Relationships

There are no family relationships among our directors or officers, or persons nominated or chosen to be a director or officer. Other than as described above, we are not aware of any other conflicts of interest with any of our executive officers or directors.

Director Independence

As of the closing of this offering, the Board will have reviewed the independence of our directors based on the listing standards of Nasdaq. At present, our board of directors has determined that Messrs. Zipkin, Liszt and Berman qualify as independent directors in accordance with the published listing requirements of the Nasdaq Capital Market. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by Nasdaq rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Limitation on Liability and Indemnification of Officers and Directors

Our articles of incorporation will provide that our officers and directors will be indemnified by us to the fullest extent authorized by Minnesota law, as it now exists or may in the future be amended. In addition, our articles of incorporation provide that our directors will not be personally liable for monetary damages to us or our shareholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Board Committees

Each of our independent directors, Laurence S. Zipkin, Howard P. Liszt and Lyle A. Berman, will serve on each committee. Our Board will adopt written charters for each of these committees. Upon completion of this offering, copies of the charters will be available on our website. Our Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The audit committee will be responsible for, among other matters:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
●	discussing with our independent registered public accounting firm the independence of its members from its management;
●	reviewing with our independent registered public accounting firm the scope and results of their audit;
●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
●	discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;
●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
●	coordinating the oversight by our Board of our code of business conduct and our disclosure controls and procedures;
●	establishing procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and
●	reviewing and approving related-person transactions.

Mr. Berman will serve as chairman of our audit committee. As of the closing of this offering, the Board will have reviewed the independence of our directors based on the listing standards of the Nasdaq. Based on this review, the Board shall have determined that that each of Messrs. Zipkin, Liszt and Berman meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 and the Nasdaq rules. Moreover, of the directors presently serving on the board, Messrs. Berman, Liszt and Zipkin are “independent” as that term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards. This conclusion is based upon information requested from each such director concerning his background, employment and affiliations.

Our board of directors will determine that Mr. Berman qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee will be responsible for, among other matters:

●	reviewing key employee compensation goals, policies, plans and programs;
●	reviewing and approving the compensation of our directors and executive officers;
●	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and
●	appointing and overseeing any compensation consultants or advisors.

Mr. Liszt will serve as chairman of our compensation committee.

Nominating and Corporate Governance Committee

The purpose of the nominating and corporate governance committee is to assist the board in identifying qualified individuals to become board members, in determining the composition of the board, in monitoring the process to assess board effectiveness, in conducting annual reviews of corporate governance matters and in making related recommendations to the board of directors and its committees. Mr. Liszt will serve as chairman of our nominating and corporate governance committee.

Board Leadership Structure

Currently, Mr. Polinsky is our principal executive officer and chairman of the board of directors.

Risk Oversight

Our Board will oversee a company-wide approach to risk management. Our Board will determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our Board will have ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, our compensation committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee will oversee management of enterprise risks and financial risks, as well as potential conflicts of interests. Our board of directors will be responsible for overseeing the management of risks associated with the independence of our board of directors.

Controlled Company Exemption

After the completion of this offering, five of our shareholders presently holding as a group 63.42% of our issued and outstanding stock may be deemed to control in excess of 50% of the voting power of our common stock, and as a result, we may be deemed to be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq.  Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our board of directors consists of independent directors, (2) that our board of directors has a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that our board of directors has a nominating/corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

If we were to rely on any of the above-stated exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. However, whether or not we are deemed to be a “controlled company”

following this offering, we do not intend to utilize any of the corporate governance exemptions for a “controlled company”. Furthermore, in the event that we are not found to be a “controlled company” and our shares continue to be listed on the Nasdaq, we will be required to comply with these Nasdaq corporate governance standards.

Code of Business Conduct and Ethics

Our board of directors adopted a Code of Ethics on August 5, 2008, and revised March 6, 2013 in connection with our election to become a BDC. The Code of Ethics includes or covers our principal executive officer and principal financial officer, or persons performing similar functions, as required by Sections 406 and 407 of the Sarbanes-Oxley Act of 2002. We formally revised the Code of Ethics again in March 2021, to reflect the withdrawal of our BDC election. Our Code of Ethics is available at our website, www.millcityventures3.com, or without charge, to any shareholder upon written request made to Mill City Ventures III, Ltd., Attention: Chief Executive Officer, 1907 Wayzata Blvd., Suite 205, Wayzata, MN 55391.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes information concerning the compensation awarded to, earned by, or paid to, our Chief Executive Officer (Principal Executive Officer) and our Chief Financial Officer (Principal Financial Officer) during fiscal years 2021 and 2020 (collectively, the “Named Executive Officers”).

			Cash		Stock	All Other
Name and Principal Position	Year	Salary	Bonus		Awards	Compensation	Total
Douglas M. Polinsky,	2021	$100,000		$100,000	$—	$34,984	$234,984
Chief Executive Officer	2020	$50,000	$		$30,500	$31,845	$112,345
Joseph A. Geraci, II,	2021	$150,000		$100,000	$—	$41,197	$291,197
Chief Executive Officer	2020	$100,000	$		$30,500	$37,918	$168,418
*	includes additional compensation of payment of health insurance premiums and 401(k) matching contributions under the employment retirement program.

(1)	Mr. Polinsky has served as the Company’s Principal Executive Officer and as Chairman of the Board of Directors since 2006 and has an address at 1907 Wayzata Boulevard, Suite 205, Wayzata, MN 55391.
(2)	Mr. Geraci has served as the Company’s Chief Financial Officer since founding the Company and has an address at 1907 Wayzata Boulevard, Suite 205, Wayzata, MN 55391.
(3)

Stock awards made in 2020 and reflected in this column were made as grants of restricted stock with an estimated grant date fair value as set forth in the table. For each of Messrs. Polinsky and Geraci, the restricted stock grants comprised 50,000 shares of our common stock.

(4)

The share-based awards in the “Stock Awards” column represent the grant date fair value of stock awards issued to officers and executives and was determined in accordance with ASC Topic 718. We expect to effect a reverse stock split of our common stock at a ratio of 1-for-2 prior to or upon the effectiveness of the registration statement of which this prospectus forms a part. Share information in the above compensation table is historical and does not reflect our planned reverse stock split.

Outstanding Equity Awards

We had no outstanding options, warrants, unvested stock awards or equity incentive plan awards as of March 31, 2022, held by any named executive. In addition, we have no options, warrants, unvested stock awards or equity incentive plan awards outstanding and held by any named executive as of the date of this filing apart from an aggregate of 65,000 shares of restricted stock issued in April 2022 and subject to forfeiture through the one-year anniversary of issuance, April 11, 2023. The restricted stock awards granted to Messrs. Polinsky and Geraci during 2020 fully vested by their terms in August 2021.

Director Compensation

The following table sets forth director compensation for the year ended December 31, 2021:

Name	Year	Compensation	Total
Douglas M. Polinsky	2021	$0	$0
Joseph A. Geraci, II	2021	$0	$0
Lyle A. Berman	2021	$40,000	$40,000
Howard P. Liszt	2021	$40,000	$40,000
Laurence S. Zipkin	2021	$40,000	$40,000

Securities Authorized for Issuance Under Equity Compensation Plans

As of March 31, 2022, we had no outstanding options, warrants or other rights to purchase any equity securities of the Company under any equity compensation plan or “individual compensation arrangement,” as defined in Item 201 of Regulation S-K. Furthermore, as of the date of this filing, we are not a party to any equity compensation plan, nor are we obligated under any “individual compensation arrangement” to issue any options, warrants, rights or other securities. We are not required by applicable state law or the listing standards of any self-regulatory agency (e.g., the OTCQX, NASD, AMEX or NYSE) to obtain the approval of our security holders prior to issuing any such compensatory options, warrants or other rights to purchase securities of the Company.

In August 2020, the Compensation Committee approved, and the Company issued, 50,000 shares of restricted stock to each of Mr. Douglas M. Polinsky and Joseph A. Geraci, II. The shares vested on the one-year anniversary of their issuance and until such time are subject to forfeiture. In April 2022, the Compensation Committee approved, and the Company issued, an aggregate of 65,000 shares of restricted stock to all directors (15,000 shares to each independent director, and 10,000 shares to each non-independent director), which shares will remain subject to forfeiture in the event of termination of service through the one-year anniversary of their issuance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons and Certain Conflict Disclosures

Our board of directors has adopted a Conflict of Interest and Related Party Transaction Policy to require our disclosure of related person transactions and certain other conflicts in our periodic filings with the SEC. Our related-person transactions requiring disclosure under this policy are as follows:

●	On August 10, 2018, we entered into a loan transaction with Elizabeth Zbikowski who, along with her husband Scott Zbikowski, owned and continues to own approximately 1,765,000 shares of our common stock. In the transaction, we obtained a two-year promissory note in the principal amount of $250,000, which was subsequently amended such that the note presently matures in August 2022. The outstanding principal amount of the promissory note bears interest payable monthly at the rate of 10% per annum. The note is secured by the debtors’ pledge to us of 625,000 shares of our common stock. The pledged shares are held in physical custody for us by Millennium Trust Company, as our custodial agent.

During fiscal 2020 through March 31, 2022, the largest aggregate amount of principal outstanding under the above-described lending arrangement with Ms. Zbikowski was $250,000, which remains the amount outstanding as of May 26, 2022.  During that same time period, the debtor has paid no principal amount owing under the promissory note, but has paid an aggregate of $56,250 in interest thereunder, of which $25,000 was paid in 2020, $25,000 was paid in 2021, and $6,250 was paid in the first quarter of 2022.

●	On January 3, 2022, we entered into a Loan and Security Agreement (the “Loan Agreement”) with Eastman Investment, Inc., a Nevada corporation, and Lyle A. Berman, as trustee of the Lyle A. Berman Revocable Trust (collectively, the “Lenders”). Mr. Berman is a director of our Company. Under the Loan Agreement, the Lenders made available to us a $5 million revolving line of credit for us to use in the ordinary course of our short-term specialty finance business. Amounts drawn under the Loan Agreement accrue interest at the per annum rate of 8%, and all our obligations under the Loan Agreement are secured by a grant of a collateral security interest in substantially all of our assets.

As a Lender, Mr. Berman is obligated to furnish only one-half of the aggregate $5 million available under the Loan Agreement. The Loan Agreement has a five-year term ending on January 3, 2027, at which time all amounts owing under the Loan Agreement will become due and payable; subject, however, to each Lender’s right, including Mr. Berman, to terminate the Loan Agreement, solely with respect to such Lender’s obligation to provide further credit, at any time after January 3, 2023. In the event that a Lender, including Mr. Berman, terminates its lending obligations, the Loan Agreement requires that we repay such Lender, prior to the five-year maturity date, with the proceeds derived from specified investments.

The Loan Agreement provides for us to pay a quarterly unused commitment fee equal to one-quarter of one percent of the amount of credit available but unused under the Loan Agreement, and requires us to pay such fee in the form of shares of our common stock based on our net asset value per share on the last day of the applicable fiscal quarter. The Loan Agreement grants the Lenders piggyback registration rights subject to customary terms, conditions and exceptions. The Loan Agreement contains other provisions, such as representations, warranties, terms and conditions, that are customary for revolving credit facilities. Promissory notes, evidencing amounts owing under the Loan Agreement and conforming to the terms and conditions of the Loan Agreement, were also executed by us and delivered to the Lenders as contemplated under the Loan Agreement.

From the date of the Loan Agreement, January 3, 2022, through March 31, 2022, the largest aggregate amount of principal outstanding under the above-described borrowing arrangement with the Lenders was $5,325,000, and the amount outstanding under the Loan Agreement as of May 26, 2022 was $1,325,000 after giving effect to a $4,000,000 principal payment we made to the Lenders on April 20, 2022 (which is all of the principal we have paid under the Loan Agreement). Since the date of the Loan Agreement through March 31, 2022, we paid an aggregate of $70,059 in interest owing thereunder.

Related-Party Transaction Policy

The board of directors has adopted a written Conflict of Interest and Related Party Transaction Policy. That policy governs the approval of all related-party transactions, subject only to certain customary exceptions (e.g., compensation, certain charitable donations, transactions made available to all employees generally, etc.). The policy contains a minimum dollar threshold of $5,000.

The entire board of directors administers the policy and approves any related-party transactions. In general, after full disclosure of all material facts, review and discussion, the board approves or disapproves related-party transactions by a vote of a majority of the directors who have no interest in such transaction, direct or indirect. Procedurally, no director is allowed vote in any approval of a related-party transaction for which he or she is the related party, except that such a director may otherwise participate in a related discussion and shall provide to the board all material information concerning the related-party transaction and the director’s interest therein. If a related-party transaction will be ongoing, the board may establish guidelines for management to follow in its ongoing dealings with the related party.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information, as of July 13, 2022, with respect to any person (including any “group”, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each of our directors and executive officers and all of our directors and executive officers as a group.

Unless otherwise indicated in the table or its footnotes, the business address of each of the following persons or entities is 1907 Wayzata Blvd., Suite 205, Wayzata, Minnesota 55391, and each such person or entity has sole voting and investment power with respect to the shares of common stock set forth opposite their respective name.

Unless otherwise specified in the table below, such information, other than information with respect to our directors and executive officers, is based on a review of statements filed with the Securities and Exchange commission (the “Commission”) pursuant to Sections 13 (d), 13 (f), and 13 (g) of the Exchange Act with respect to our common stock.

The number of shares of common stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

The following table lists, as at the date hereof, the number of shares of our common stock that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

We expect to effect a reverse stock split of our common stock at a ratio of 1-for-2 prior to or upon the effectiveness of the registration statement of which this prospectus forms a part. Share information in the table below gives effect to our planned reverse stock split.

		Percentage		Percentage
		of		of
	Common	Common	Common	Common
	Shares	Shares	Shares	Shares
	Beneficially	Beneficially	Beneficially	Beneficially
	Owned	Owned	Owned	Owned
	Before	Before	After	After
Holder	Offering	Offering	Offering	Offering
Douglas M. Polinsky (1)	450,450	8.35%	450,450	7.39%
Joseph A. Geraci, II (2)	504,414	9.35%	504,414	8.28%
Howard P. Liszt (3)	10,000	*	10,000	*
Lyle A. Berman (4)	10,000	*	10,000	*
Laurence S. Zipkin (5)	33,966	*	33,966	*
All current directors and officers as a group (five persons) (6)	863,801	16.01%	863,801	14.17%
Neal Linnihan SEP/IRA	1,250,000	23.17%	1,250,000	20.51%
Scott and Elizabeth Zbikowski (7)	880,000	16.31%	880,000	14.44%
David Bester	500,000	9.27%	500,000	8.20%
Patrick Kinney (8)	466,593	8.65%	466,593	7.66%
Susan Hartzell	325,000	6.02%	325,000	5.33%
*	less than one percent

(1)

Mr. Polinsky is our Chairman and Chief Executive Officer. Figure includes 145,028 shares of common stock held by Lantern Advisers, LLC, a Minnesota limited liability company co-owned by Messrs. Polinsky and Geraci; 264,353 shares of common stock held individually and directly by Mr. Polinsky; 34,706 shares of common stock held by or on behalf of Great North Capital Corp.; and 6,364 shares of common stock Mr. Polinsky holds as a custodian for his children (beneficial ownership of which Mr. Polinsky disclaims).

(2)

Mr. Geraci is a director our company and our Chief Financial Officer. Figure includes 145,028 shares of common stock held by Lantern Advisers, LLC, a Minnesota limited liability company co-owned by Messrs. Geraci and Polinsky; 350,250 shares of common stock held individually and directly by Mr. Geraci; 8,637 shares of common stock held individually by Mr. Geraci’s spouse, and 500 shares of common stock held by Mr. Geraci’s minor child.

(3)	Mr. Liszt is a director of our Company.
(4)	Mr. Berman is a director of our Company.
(5)	Mr. Zipkin is a director of our Company.
(6)	Consists of Messrs. Polinsky, Geraci, Liszt, Berman and Zipkin.
(7)

Based upon a Schedule 13G filed by Mr. and Mrs. Zbikowski, Mr. Zbikowski is the beneficial owner of 1,140,000 shares of common stock (or 570,000 shares of common stock on a post-split basis), and Mrs. Zbikowski is the beneficial owner of 625,000 shares of common stock (or 312,500 shares of common stock on a post-split basis). Mr. and Mrs. Zbikowski are husband and wife.

(8)

Based upon a Schedule 13G filed by Mr. Kinney on March 19, 2013, Mr. Kinney may be deemed to be the beneficial owner of 933,187 shares of common stock (or 466,594 shares of common stock on a post-split basis), which includes 3,640 shares of common stock (or 1,820 shares of common stock on a post-split basis) shares that are held in custodial accounts for the benefit of his grandchildren.

DESCRIPTION OF SECURITIES

The following discussion is a summary of selected provisions of our articles of incorporation, bylaws and Minnesota law as in effect on the date of this prospectus relating to us and our capital stock. This summary does not purport to be complete. This discussion is subject to the relevant provisions of Minnesota law and is qualified by reference to our articles of incorporation, our bylaws and the provisions of Minnesota law. You should read the provisions of our articles of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Common Stock

Our articles of incorporation authorize us to issue up to 125,000,000 shares of capital stock, $0.001 par value per share (after giving effect to the 1-for-2 reverse stock split). Unless otherwise specifically approved by our board of directors (see "—Preferred Stock" below), all shares of capital stock we issue are common shares. Immediately after the completion of this offering, 6,094,416 shares of our common stock (or 6,194,416 shares in the event that the underwriters fully exercise their option to purchase additional shares in this offering) will be issued and outstanding (again, after giving effect to the 1-for-2 reverse stock split).

Our common shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in our articles of incorporation or bylaws, or as required by applicable provisions of Minnesota law (or stock exchange rules that may apply to us in the future), the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of our directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Directors on our board serve a one-year term or such longer period until they are replaced, removed or otherwise leave their office. Nasdaq requires that a listed company hold an annual shareholder meeting no later than 12 months following the end of its fiscal year. Thus, we may hold shareholder meetings, whether annual or regular, from time to time. At any such meeting, our common shareholders, together with any other class of capital stock issued and outstanding at that time and entitling its holders to vote, would elect directors to serve on our board of directors.

In the event of a liquidation, dissolution or winding up of our Company, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our shareholders have no preemptive or other subscription rights. There are no sinking-fund provisions applicable to the common stock or any other class of capital stock.

Dividend Policy

We have on occasion paid cash dividends on our common stock. Our payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The declaration and payment of any cash dividends in the future will be determined by our Board of Directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition and contractual restrictions, if any.

Market for Shares of Common Stock

Shares of our common stock are quoted on the OTCQB of the OTC Markets Group Inc. under the symbol “MCVT”. On July 26, 2022, the closing price per share of our common stock as reported by OTC Markets Group Inc. was $3.22.

Listing

We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “MCVT.” We will not proceed with this offering in the event our common stock is not approved for listing on Nasdaq.

Transfer Agent

The transfer agent and registrar for our common stock is Pacific Stock Transfer Co.

Preferred Stock

Our articles of incorporation permit us to issue preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

Anti-Dilution Adjustments

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another entity in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of our securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes warrant value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The warrant exercise price will not be adjusted for other events.

SHARES ELIGIBLE FOR FUTURE SALE

As of July 13, 2022, we had 5,427,749 shares of common stock outstanding (which reflects the reverse stock split at an assumed ratio of 1-for-2, that is expected to occur prior to or following the effectiveness of the registration statement of which this prospectus forms a part). Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 under the Securities Act. Of our shares of common stock that are outstanding, 1,296,351 are “restricted,” which means they were originally sold in an offering not registered under the Securities Act. Restricted shares may be sold through registration under the Securities Act or under an applicable exemption from registration, such as provided by Rule 144, which is summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” (i.e. securities that are not registered by an effective registration statement) of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of common stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

Shares received by our affiliates in this offering or upon exercise of stock options or upon vesting of other equity-linked awards may be “control securities” rather than “restricted securities.” “Control securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

Lock-Up Agreements

The Company, each of our directors and executive officers, and our 5% and greater stockholders, have agreed not to, subject to certain limited exceptions, offer, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of our common stock or any securities convertible into or exchangeable or exercisable for common stock, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of the shares of our common stock, in the case of the Company for a period of 365 days after the date of this prospectus, and in the case of our directors and executive officers and our 5% and greater stockholders for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriter. See “Underwriting—Lock-up Agreements.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Common Stock purchased in this offering, which we refer to collectively as our securities, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as of the date hereof. These authorities may change, possibly retroactively, resulting in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our securities.

This summary does not address any alternative minimum tax considerations, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address all of the tax consequences that may be relevant to investors, nor does it address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;
●	tax-exempt entities or governmental organizations, including agencies or instrumentalities thereof;
●	regulated investment companies and real estate investment trusts;
●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;
●	brokers or dealers in securities or currencies;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);
●	tax-qualified retirement plans;
●	certain former citizens or long-term residents of the United States;
●	partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities including S corporations and trusts (and any investors therein);
●	persons who hold our securities as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;
●	persons who do not hold our securities as a capital asset within the meaning of Section 1221 of the Code; or
●	persons deemed to sell our securities under the constructive sale provisions of the Code, or persons holding the securities as part of a “straddle,” hedge, conversion transaction, integrated transaction or other similar transaction.

In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

●	an individual citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;
●	an estate trust whose income is subject to U.S. federal income tax regardless of its source; or
●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Distributions

We do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions in cash or other property on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent our distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital that will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale or other disposition of stock as described below under “—Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied with certain exemptions. Any dividends that we pay to a U.S. holder that is a corporation will qualify for the dividends received deduction if the requisite holding period is satisfied, subject to certain limitations. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of our common stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s adjusted tax basis in such common stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such common stock. A U.S. holder’s adjusted tax basis in its common stock will generally equal the U.S. holder’s acquisition cost or purchase price, less any prior distributions treated as a return of capital. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Unearned Income Medicare Tax

A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. holder that is an individual with adjusted gross income that exceeds a threshold amount ($200,000, or $250,000 if married filing jointly).

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our securities. A “non-U.S. holder” is a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder. The term “non-U.S. holder” includes:

●	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);
●	a foreign corporation;
●	an estate or trust that is not a U.S. holder; and
●	any other Person that is not a U.S. holder,

but generally does not include an individual who is present in the U.S. for 183 days or more or who is otherwise treated as a U.S. resident in the taxable year. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Distributions

Subject to the discussion below regarding effectively connected income, any distribution paid to a non-U.S. holder, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S., will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be provided prior to the payment of dividends and must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty should consult with its individual tax advisor to determine if you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our securities through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our Common Stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);
●	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	shares of our common stock constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non- U.S. holder’s holding period for, our common stock (provided that an exception does not apply), and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our common stock.

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or (in each case) such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may apply.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8.Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “foreign financial institution” (as specially defined under these rules), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of

30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our securities, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

Alexander Capital, L.P. is acting as the book running manager of the offering, and we have entered into an underwriting agreement on the date of this prospectus, with them as representative of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Common Stock listed next to its name in the following table:

Number of
Name of Underwriter	Shares
Alexander Capital, L.P.	666,667

Total	666,667

The underwriters are committed to purchase all the shares of Common Stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of 100,000 additional shares (15% of the shares sold in this offering). If the underwriters exercise all or part of this option, it will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $750,000 and the total net proceeds, before expenses, to us will be $690,000.

Discount

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

		Total	Total
		Without	With
	Per	Over- Allotment	Over- Allotment
	Share	Option	Option
Public offering price	$7.50	5,000,002.50	5,750,002.50
Underwriting discount (8.0%)	$0.60	400,000.20	460,000.20
Proceeds, before expenses, to us	$6.90	4,600,002.30	5,290,002.30

The underwriters propose to offer the shares offered by us to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $0.30 per share. If all of the shares offered by us are not sold at the public offering price per share, the underwriters may change the offering price per share and other selling terms by means of a supplement to this prospectus.

We will pay the out-of-pocket accountable expenses of the underwriters in connection with this offering. The underwriting agreement, however, provides that in the event the offering is terminated, any advance expense deposits paid to the underwriters will be returned to the extent that offering expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

We have agreed to pay the underwriters’ non-accountable expenses allowance equal to 1% of the public offering price of the shares (excluding shares that we may sell to the underwriters to cover over-allotments). We have also agreed to pay the underwriters’ expenses relating to the offering, including (a) all filing fees incurred in clearing this offering with FINRA; (b) fees, expenses and disbursements relating to background checks of our officers and directors; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (d) stock transfer and/or stamp taxes, if any, payable upon the transfer of shares of our Common Stock to the underwriters; (e) the costs associated with bound volumes of the public offering materials as well as Lucite cube mementos; (f) the cost associated with the underwriter’s use of book-building and compliance software for the offering, (g) the underwriters’ actual accountable road show expenses for the offering; and (h) up to $75,000 for the fees of the underwriters’ counsel; provided, the maximum amount we have agreed to pay the underwriters for items (b), (e), (f), (g) and (h) above is $150,000. We have agreed to pay an expense deposit of $25,000, or the Advance, to the underwriters, which will be applied against the out-of-pocket accountable expenses that will be payable by us to the underwriters in connection with this offering. Any portion of the Advance will be returned to us in the event it is not actually incurred.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $_______.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Underwriter Warrants

We have agreed to issue to the underwriters warrants to purchase up to a total of 40,000 shares of Common Stock (6% of the shares of Common Stock sold in this offering (excluding the shares sold through the exercise of the over-allotment option)). The warrants are exercisable at $9.37 per share (125% of the public offering price) commencing on a date which is 180 days from the effective date of the offering under this registration statement and expiring on a date which is no more than five (5) years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G). The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or their permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from effectiveness. In addition, the warrants provide for “piggy-back” registration rights with respect to the shares underlying the warrants, exercisable in certain cases for a period of no more than seven (7) years from the effective date of the offering. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters, if any, participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the rregistration sstatement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

59

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.
●	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.
●	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over- allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
●	Penalty bids permits the underwriters to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock or warrants in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Common Stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Common Stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their respective affiliates may, in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, we have no present arrangements with the underwriters for any further services.

60

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Lucosky Brookman LLP. Certain legal matters will be passed upon for the underwriters by Cozen O’Connor P.C.

EXPERTS

Our balance sheets as of December 31, 2021 and 2020, and the related statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2021 and 2020 included elsewhere in this prospectus, have been audited by Boulay PLLP, an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities offered hereby under the Securities Act. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. For further information with respect to our company and the securities offered by this prospectus, as well as the exhibits and schedules to the registration statement, we refer you to the registration statement, those exhibits and schedules, and to the information incorporated by reference in this Prospectus. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website.

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MILL CITY VENTURES III, LTD.

CONDENSED BALANCE SHEETS

	March 31, 2022
	(unaudited)	December 31, 2021
ASSETS
Investments, at fair value:	$20,087,500	$14,098,675
Non-control/non-affiliate investments (cost: $19,943,929 and $13,933,057 respectively)
Cash	71,020	1,936,148
Note receivable	250,000	250,000
Prepaid expenses	29,658	83,674
Interest and dividend receivables	562,993	324,350
Right-of-use lease asset	—	4,984
Total Assets	$21,001,171	$16,697,831

LIABILITIES
Line of credit	$5,325,000	$—
Accounts payable	104,911	64,028
Dividend payable	100	100
Payable for purchase of investments	—	1,900,000
Lease liability	—	5,654
Deferred interest income	272,000	—
Accrued income tax	1,434,000	1,269,000
Deferred taxes	39,000	45,000
Total Liabilities	7,175,011	3,283,782

SHAREHOLDERS EQUITY (NET ASSETS)
Common stock, par value $0.001 per share (250,000,000 authorized; 10,790,413 outstanding)	10,790	10,790
Additional paid-in capital	10,694,163	10,694,163
Accumulated deficit	(1,159,665)	(1,159,665)
Accumulated undistributed investment loss	(1,582,279)	(1,877,667)
Accumulated undistributed net realized gains on investment transactions	5,719,580	5,580,810
Net unrealized appreciation in value of investments	143,571	165,618
Total Shareholders’ Equity (net assets)	13,826,160	13,414,049
Total Liabilities and Shareholders’ Equity	$21,001,171	$16,697,831
Net Asset Value Per Common Share	$1.28	$1.24

See accompanying Notes to Financial Statements

MILL CITY VENTURES III, LTD.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	March 31,	March 31,
	2022	2021
Investment Income
Interest income	$1,000,206	$546,842
Total Investment Income	1,000,206	546,842

Operating Expenses
Professional fees	198,518	142,808
Payroll	196,442	302,080
Insurance	30,097	24,279
Occupancy	16,812	16,689
Director’s fees	30,000	30,000
Interest expense	66,939	—
Other general and administrative	7,010	18,002
Total Operating Expenses	545,818	533,858
Net Investment Gain	454,388	12,984

Realized and Unrealized Gain (Loss) on Investments
Net realized gain on investments	138,770	2,907,999
Net change in unrealized depreciation on investments	(22,047)	(513,250)
Net Realized and Unrealized Gain on Investments	116,723	2,394,749
Net Increase in Net Assets Resulting from Operations Before Taxes	$571,111	$2,407,733
Provision for Income Taxes	159,000	662,691
Net Increase in Net Assets Resulting from Operations	$412,111	$1,745,042
Net Increase in Net Assets Resulting from Operations per share:
Basic and diluted	$0.04	$0.16
Weighted-average number of common shares outstanding - basic and diluted	10,790,413	10,785,913

See accompanying Notes to Financial Statements

MILL CITY VENTURES III, LTD.

CONDENSED STATEMENTS OF SHAREHOLDERS’ EQUITY (UNAUDITED)

						Accumulated	Net Unrealized
					Accumulated	Undistributed	Appreciation
			Additional		Undistributed	Net Realized Gain	(Depreciation)	Total
	Common		Paid In	Accumulated	Net Investment	on Investments	in Value of	Shareholders’
Three Months Ended March 31, 2022	Shares	Par Value	Capital	Deficit	Loss	Transactions	Investments	Equity
Balance as of December 31, 2021	10,790,413	$10,790	$10,694,163	$(1,159,665)	$(1,877,667)	$5,580,810	$165,618	$13,414,049
Net investment gain, net of tax of $159,000	—	—	—	—	295,388	—	—	295,388
Net realized gain on investment transactions	—	—	—	—	—	138,770	—	138,770
Depreciation in value of investments	—	—	—	—	—	—	(22,047)	(22,047)
Balance as of March 31, 2022	10,790,413	$10,790	$10,694,163	$(1,159,665)	$(1,582,279)	$5,719,580	$143,571	$13,826,160

						Accumulated	Net Unrealized
					Accumulated	Undistributed	Appreciation
			Additional		Undistributed	Net Realized Gain	(Depreciation)	Total
	Common		Paid In	Accumulated	Net Investment	on Investments	in Value of	Shareholders’
Three Months Ended March 31, 2021	Shares	Par Value	Capital	Deficit	Loss	Transactions	Investments	Equity
Balance as of December 31, 2020	10,785,913	$10,786	$10,673,014	$(1,159,665)	$(2,124,419)	$2,541,850	$1,699,321	$11,640,887
Issuance of shares	1,000	1	5,749	—	—	—	—	5,750
Net investment loss, net of tax of $662,691	—	—	—	—	(649,707)	—	—	(649,707)
Net realized gain on investment transactions	—	—	—	—	—	2,907,999	—	2,907,999
Depreciation in value of investments	—	—	—	—	—	—	(513,250)	(513,250)
Balance as of March 31, 2021	10,786,913	$10,787	$10,678,763	$(1,159,665)	$(2,774,126)	$5,449,849	$1,186,071	$13,391,679

See accompanying Notes to Financial Statements

MILL CITY VENTURES III, LTD.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	March 31, 2022	March 31, 2021
Cash flows from operating activities:
Net increase in net assets resulting from operations	$412,111	$1,745,042

Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided (used) in operating activities:
Net change in unrealized depreciation on investments	22,047	513,250
Net realized gain on investments	(138,770)	(2,907,999)
Purchases of investments	(7,025,000)	(9,430,664)
Proceeds from sales of investments	1,152,898	5,036,657
Deferred income taxes	(6,000)	662,691

Changes in operating assets and liabilities:
Prepaid expenses and other assets	59,000	(62,043)
Interest and dividends receivable	(238,643)	(144,136)
Receivable for investment sales	—	19,313
Accounts payable and other liabilities	35,229	21,763
Deferred interest income	272,000	144,000
Accrued income taxes	165,000	—
Payable for investment purchase	(1,900,000)	—
Net cash used in operating activities	(7,190,128)	(4,402,126)

Cash flows from financing activities:
Proceeds from line of credit	5,325,000	—
Payments for common stock dividend	—	(539,296)
Net cash provided (used) by financing activities	5,325,000	(539,296)
Net decrease in cash	(1,865,128)	(4,941,422)
Cash, beginning of period	1,936,148	5,440,579
Cash, end of period	$71,020	$499,157

Non-cash financing activities:
Common shares issued as consideration for investment	$—	$5,750

See accompanying Notes to Financial Statements

MILL CITY VENTURES III, LTD.

CONDENSED SCHEDULE OF INVESTMENTS

MARCH 31, 2022

			Percentage
			of Net
Investment / Industry	Cost	Fair Value	Assets
Short-Term Non-banking Loans
Consumer - 15% secured loans
AirDog Supplies, Inc.	$1,250,000	$1,250,000	9.04%
Intelligent Mapping, LLC	2,500,000	2,500,000	18.08%
Financial - 33.33% secured loans
Benton Financial, LLC	1,125,000	1,125,000	8.14%
Financial - 12% secured loans	500,000	500,000	3.61%
Litigation Financing - 23% secured loans
The Cross Law Firm, LLC	1,805,750	1,800,000	13.02%
Real Estate - 15% secured loans	600,000	600,000	4.34%
Tailwinds, LLC	3,000,000	3,000,000	21.70%
Real Estate - 12% secured loans
Alatus Development, LLC	3,900,000	3,900,000	28.21%
Real Estate - 48% secured loans
Villas at 79th, LLC	3,400,000	3,400,000	24.59%
Total Short-Term Non-Banking Loans	18,080,750	18,075,000	130.73%

Preferred Stock
Consumer
Wisdom Gaming, Inc	900,000	900,000	6.51%
Information Technology	150,000	300,000	2.17%
Total Other Equity	1,050,000	1,200,000	8.68%

Warrants
Healthcare	679	—	0.00%

Other Equity
Consumer	212,500	212,500	1.54%
Financial	600,000	600,000	4.34%
Total Other Equity	812,500	812,500	5.88%

Total Investments	$19,943,929	$20,087,500	145.29%

Total Cash	71,020	71,020	0.51%

Total Investments and Cash	$20,014,949	$20,158,520	145.80%

MILL CITY VENTURES III, LTD.

SCHEDULE OF INVESTMENTS

DECEMBER 31, 2021

			Percentage
			of Net
	Cost	Fair Value	Assets
Short-Term Non-banking Loans
Consumer - 15% secured loans
AirDog Supplies, Inc.	$1,250,000	$1,250,000	9.32%
Financial - 52% secured loans	500,000	500,000	3.73%
Financial - 12% secured loans	500,000	500,000	3.73%
Litigation Financing - 23% secured loans
The Cross Law Firm, LLC	1,805,750	1,800,000	13.42%
Real Estate - 15% secured loans	700,000	700,000	5.22%
Tailwinds, LLC	3,000,000	3,000,000	22.36%
Real Estate - 12% secured loans
Alatus Development, LLC	3,900,000	3,900,000	29.07%
Total Short-Term Non-Banking Loans	11,655,750	11,650,000	86.85%

Common Stock
Financial Services	414,128	436,175	3.25%

Preferred Stock
Consumer
Wisdom Gaming, Inc	900,000	900,000	6.71%
Information Technology	150,000	300,000	2.24%
Total Other Equity	1,050,000	1,200,000	8.95%

Warrants
Healthcare	679	—	0.00%

Other Equity
Consumer	212,500	212,500	1.58%
Financial	600,000	600,000	4.47%
Total Other Equity	812,500	812,500	6.05%

Total Investments	$13,933,057	$14,098,675	105.10%

Total Cash	1,936,148	1,936,148	14.43%

Total Investments and Cash	$15,869,205	$16,034,823	119.53%

MILL CITY VENTURES III, LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 – ORGANIZATION

In this report, we generally refer to Mill City Ventures III, Ltd. in the first person “we.” On occasion, we refer to our company in the third person as “Mill City Ventures” or the “Company.” The Company follows accounting and reporting guidance in Accounting Standards (“ASC”) 946.

We were incorporated in Minnesota in January 2006. Until December 13, 2012, we were a development-stage company that focused on promoting and placing a proprietary poker game online and into casinos and entertainment facilities nationwide. In 2013, we elected to become a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). We operated as a BDC until we withdrew our BDC election on December 27, 2019. As of the time of this filing, we remain a public reporting company that files periodic reports with the SEC. We offer short-term specialty finance solutions primarily to private businesses, small-cap public companies and high-net-worth individuals. To avoid regulation under the 1940 Act, we generally seek to structure our investments so they do not constitute “investment securities” for purposes of federal securities law, and we monitor our investments as a whole to ensure that no more than 40% of our total assets may consist of investment securities.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation: The accompanying unaudited condensed financial statements of Mill City Ventures have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States (GAAP) for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the quarter ended March 31, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022.

The condensed balance sheet as of December 31, 2021 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Use of estimates: The preparation of financial statements in conformity with GAAP requires management and our Board of Directors to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements, as well as the reported amounts of expenses during the reporting period. Actual results could differ from those estimates, and the differences could be material. For more information, see the “Valuation of portfolio investments” caption below, and “Note 4 – Fair Value of Financial Instruments” below. The Company is an investment company following accounting and reporting guidance in ASC 946.

Cash deposits: We maintain our cash balances in financial institutions and with regulated financial investment brokers. Cash on deposit in excess of FDIC and similar coverage is subject to the usual banking risk of funds in excess of those limits.

Valuation of portfolio investments: We carry our investments in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), issued by the Financial Accounting Standards Board (“FASB”), which defines fair value, establishes a framework for measuring fair value, and requires disclosures about fair value measurements. Fair value is generally based on quoted market prices provided by independent pricing services, broker or dealer quotations, or alternative price sources. In the absence of quoted market prices, broker or dealer quotations, or alternative price sources, investments are measured at fair value as determined by our Board of Directors, based on, among other things, the input of our executive management, the Audit Committee of our Board of Directors, and any independent third-party valuation experts that may be engaged by management to assist in the valuation of our portfolio investments, but in all cases consistent with our written valuation policies and procedures.

Due to the inherent uncertainties of valuation, certain estimated fair values may differ significantly from the values that would have been realized had a ready market for these investments existed, and these differences could be material. In addition, such investments are generally less liquid than publicly traded securities. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we could realize significantly less than the value at which we have recorded it.

MILL CITY VENTURES III, LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Accounting guidance establishes a hierarchal disclosure framework that prioritizes and ranks the level of market price observability of inputs used in measuring investments at fair value. Observable inputs must be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability based upon the best information available. Assets and liabilities measured at fair value are to be categorized into one of the three hierarchy levels based on the relative observability of inputs used in the valuation. The three levels are defined as follows:

●	Level 1: Observable inputs based on quoted prices (unadjusted) in active markets for identical assets or liabilities.
●	Level 2: Observable inputs based on quoted prices for similar assets and liabilities in active markets, or quoted prices for identical assets and liabilities in inactive markets.
●	Level 3: Unobservable inputs that reflect an entity’s own assumptions about what inputs a market participant would use in pricing the asset or liability based on the best information available in the circumstances.

Our valuation policy and procedures: Under our valuation policies and procedures, we evaluate the source of inputs, including any markets in which our investments are trading, and then apply the resulting information in determining fair value. For our Level 1 investment assets, our valuation policy generally requires us to use a market approach, considering the last quoted closing price of a security we own that is listed on a securities exchange, and in a case where a security we own is listed on an over-the-counter market, to average the last quoted bid and ask price on the most active market on which the security is quoted. In the case of traded debt securities the prices for which are not readily available, we may value those securities using a present value approach, at their weighted-average yield to maturity.

The estimated fair value of our Level 3 investment assets is determined on a quarterly basis by our Board of Directors, pursuant to our written Valuation Policy and Procedures. These policies and procedures generally require that we value our Level 3 equity investments at cost plus any accrued interest, unless circumstances warrant a different approach. Our Valuation Policy and Procedures provide examples of these circumstances, such as when a portfolio company has engaged in a subsequent financing of more than a de minimis size involving sophisticated investors (in which case we may use the price involved in that financing as a determinative input absent other known factors), or when a portfolio company is engaged in the process of a transaction that we determine is reasonably likely to occur (in which case we may use the price involved in the pending transaction as a determinative input absent other known factors). Other situations identified in our Valuation Policy and Procedures that may serve as input supporting a change in the valuation of our Level 3 equity investments include (i) a third-party valuation conducted by an independent and qualified professional, (ii) changes in the performance of long-term financial prospects of the portfolio company, (iii) a subsequent financing that changes the distribution rights associated with the equity security we hold, or (iv) sale transactions involving comparable companies, but only if further supported by a third-party valuation conducted by an independent and qualified professional.

When valuing preferred equity investments, we generally view intrinsic value as a key input. Intrinsic value means the value of any conversion feature (if the preferred investment is convertible) or the value of any liquidation or other preference. Discounts to intrinsic value may be applied in cases where the issuer’s financial condition is impaired or, in cases where intrinsic value relating to a conversion is determined to be a key input, to account for resale restrictions applicable to the securities issuable upon conversion.

When valuing warrants, our Valuation Policy and Procedures indicate that value will generally be the difference between closing price of the underlying equity security and the exercise price, after applying an appropriate discount for restriction, if applicable, in situations where the underlying security is marketable. If the underlying security is not marketable, then intrinsic value will be considered consistent with the principles described above. Generally, “out-of-the-money” warrants will be valued at cost or zero.

For non-traded (Level 3) debt securities with a residual maturity less than or equal to 60 days, the value will generally be based on a present value approach, considering the straight-line amortized face value of the debt unless justification for impairment exists. The fair value for short-term non-banking loans is determined as the present value of future contractual cash flows discounted at an interest rate that reflects the risks inherent to those cash flows. The discount ranges from 12% to 48% and approximate rates currently observed in publicly traded debt markets for debt of similar terms to companies with comparable credit risk.

MILL CITY VENTURES III, LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

On a quarterly basis, our management provides members of our Board of Directors with (i) valuation updates for each portfolio investment; (ii) Mill City Ventures’ bank and other statements pertaining to our cash and cash equivalents; (iii) quarter- or period-end statements from our custodial firms holding any of our portfolio investments; and (iv) recommendations to change any existing valuations of our portfolio investments or hierarchy levels for purposes of determining the fair value of such investments based upon the foregoing. The board then discusses these materials and, consistent with the policies and approaches outlined above, makes final determinations respecting the valuation and hierarchy levels of our portfolio investments.

Income taxes:

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amount and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine we would be able to realize our deferred income tax assets in the future in excess of their recorded amount, we would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

We file income tax returns in the U.S. Federal jurisdiction and various state jurisdictions. We do not believe there will be any material changes in its unrecognized tax positions over the next 12 months. Our evaluation was performed for the tax years ended December 31, 2019 through 2021, which are the tax years that remain subject to examination by major tax jurisdictions as of March 31, 2022.

Revenue recognition: Realized gains or losses on the sale of investments are calculated using the specific investment method.

Interest income, adjusted for amortization of premiums and accretion of discounts, is recorded on an accrual basis. Discounts from and premiums to par value on securities purchased are accreted or amortized, as applicable, into interest income over the life of the related security using the effective-yield method. The amortized cost of investments represents the original cost, adjusted for the accretion of discounts and amortization of premiums, if any. Loans are generally placed on non-accrual status when principal or interest payments are past due 30 days or more, or when there is reasonable doubt that principal or interest will be collected in full. Loan origination fees are recognized when loans are issued. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past-due principal and interest is paid and, in management’s judgment, are likely to remain current. We may make exceptions to the policy described above if a loan has sufficient collateral value and is in the process of collection.

Dividend income on preferred equity securities is recorded as dividend income on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly traded portfolio companies.

Certain investments may have contractual payment-in-kind (“PIK”) interest or dividends. PIK represents accrued interest or accumulated dividends that are added to the loan principal or stated value of the investment on the respective interest- or dividend-payment dates rather than being paid in cash, and generally becomes due at maturity or upon being repurchased by the issuer. PIK interest or dividends is recorded as interest or dividend income, as applicable. If at any point we believe that PIK interest or dividends is not expected be realized, the PIK-generating investment will be placed on non-accrual status. Accrued PIK interest or dividends are generally reversed through interest or dividend income, respectively, when an investment in placed on non-accrual status.

Allocation of net gains and losses: All income, gains, losses, deductions and credits for any investment are allocated in a manner proportionate to the shares owned.

MILL CITY VENTURES III, LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Management and service fees:

We do not incur expenses related to management and service fees. Our executive management team manages our investments as part of their employment responsibilities.

NOTE 3 – INVESTMENTS

The following table shows the composition of our investment portfolio by major class, at amortized cost and fair value, as of March 31, 2022 (together with the corresponding percentage of the fair value of our total portfolio of investments):

	Investments at	Percentage of	Investments at	Percentage of
	Amortized Cost	Amortized Cost	Fair Value	Fair Value
Short-term Non-banking Loans	$18,080,750	90.6%	$18,075,000	90.0%
Preferred Stock	1,050,000	5.3	1,200,000	5.9
Warrants	679	—	—	—
Other Equity	812,500	4.1	812,500	4.1
Total	$19,943,929	100.0%	$20,087,500	100.0%

The following table shows the composition of our investment portfolio by major class, at amortized cost and fair value, as of December 31, 2021 (together with the corresponding percentage of the fair value of our total portfolio of investments):

	Investments at	Percentage of	Investments at	Percentage of
	Amortized Cost	Amortized Cost	Fair Value	Fair Value
Short-term Non-banking Loans	$11,655,750	83.7%	$11,650,000	82.6%
Preferred Stock	1,050,000	7.5	1,200,000	8.5
Common Stock	414,128	3.0	436,175	3.1
Warrants	679	—	—	—
Other Equity	812,500	5.8	812,500	5.8
Total	$13,933,057	100.0%	$14,098,675	100.0%

The following table shows the composition of our investment portfolio by industry grouping, based on fair value as of March 31, 2022:

	As of March 31, 2022
	Investments at	Percentage of
	Fair Value	Fair Value
Consumer	$4,862,500	24.2%
Financial	4,025,000	20.0
Information Technology	300,000	1.5
Real Estate	10,900,000	54.3
Total	$20,087,500	100.0%

The following table shows the composition of our investment portfolio by industry grouping, based on fair value as of December 31, 2021:

	As of December 31, 2021
	Investments at	Percentage of
	Fair Value	Fair Value
Consumer	$2,362,500	16.8%
Financial	3,836,175	27.2
Information Technology	300,000	2.1
Real Estate	7,600,000	53.9
Total	$14,098,675	100.0%

MILL CITY VENTURES III, LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 4 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Level 3 valuation information: Due to the inherent uncertainty in the valuation process, the estimate of the fair value of our investment portfolio as of March 31, 2022 may differ materially from values that would have been used had a readily available market for those investments existed.

The following table presents the fair value measurements of our portfolio investments by major class, as of March 31, 2022, according to the fair value hierarchy:

	As of March 31, 2022
	Level 1	Level 2	Level 3	Total
Short-term Non-banking Loans	$—	$—	$18,075,000	$18,075,000
Preferred Stock	—	—	1,200,000	1,200,000
Other Equity	—	—	812,500	812,500
Total	$—	$—	$20,087,500	$20,087,500

The following table presents the fair value measurements of our portfolio investments by major class, as of December 31, 2021, according to the fair value hierarchy:

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Short-term Non-banking Loans	$—	$—	$11,650,000	$11,650,000
Preferred Stock	—	—	1,200,000	1,200,000
Common Stock	436,175	—	—	436,175
Other Equity	—	—	812,500	812,500
Total	$436,175	$—	$13,662,500	$14,098,675

The following table presents a reconciliation of the beginning and ending fair value balances for our Level 3 portfolio investment assets for the three months ended March 31, 2022:

	For the three months ended March 31, 2022
	ST Non-banking		Common
	Loans	Preferred Stock	Stock	Warrants	Other Equity
Balance as of January 1, 2022	$11,650,000	$1,200,000	$—	$—	$812,500
Net change in unrealized appreciation	—	—	—	—	—
Purchases and other adjustments to cost	7,025,000	—	—	—	—
Sales and redemptions	(600,000)	—	—	—	—
Net realized loss	—	—	—	—	—
Balance as of March 31, 2022	$18,075,000	$1,200,000	$—	$—	$812,500

The net change in unrealized depreciation for the three months ended March 31, 2022 attributable to Level 3 portfolio investments still held as of March 31, 2022 was $0.

The following table lists our Level 3 investments held as of March 31, 2022 and the unobservable inputs used to determine their valuation:

Security Type	3/31/22 FMV	Valuation Technique	Unobservable Inputs	Range
ST Non-banking Loans	$18,075,000	discounted cash flow	determining private company credit rating	12-48%
Other Equity	812,500	last secured funding known by company	economic changes since last funding
Preferred Stock	1,200,000	last funding secured by company	economic changes since last funding
	$20,087,500

MILL CITY VENTURES III, LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

The following table presents a reconciliation of the beginning and ending fair value balances for our Level 3 portfolio investment assets for the period ended December 31, 2021:

	For the year ended December 31, 2021
	ST
	Non-banking	Preferred	Common
	Loans	Stock	Stock	Warrants	Other Equity
Balance as of January 1, 2021	$2,789,000	$300,000	$—	$—	$278,897
Net change in unrealized appreciation	—	—	—	—	—
Purchases and other adjustments to cost	24,765,333	900,000	—	—	812,500
Sales and redemptions	(15,904,333)	—	—	—	(278,897)
Net realized loss	—	—	—	—	—
Balance as of December 31, 2021	$11,650,000	$1,200,000	$—	$—	$812,500

The net change in unrealized depreciation for the year ended December 31, 2021 attributable to Level 3 portfolio investments still held as of December 31, 2021 was $0.

The following table lists our Level 3 investments held as of December 31, 2021 and the unobservable inputs used to determine their valuation:

Security Type	12/31/21 FMV	Valuation Technique	Unobservable Inputs	Range
ST Non-banking Loans	$11,650,000	discounted cash flow	determining private company credit rating	12-44%
Other Equity	812,500	last secured funding known by company	economic changes since last funding
Preferred Stock	1,200,000	last funding secured by company	economic changes since last funding
	$13,662,500

NOTE 5 – RELATED-PARTY TRANSACTIONS

We maintain a conflicts of interest and related-party transactions policy. Nevertheless, from time to time we may hold investments in portfolio companies in which certain members of our management, our Board of Directors, or significant shareholders of ours, are also directly or indirectly invested. In this regard, during the period covered by this report we entered into the following related-party transactions:

●	On August 10, 2018, we entered into a loan transaction with Elizabeth Zbikowski who, along with her husband Scott Zbikowski, owned and continues to own approximately 1,765,000 shares of our common stock. In the transaction, we obtained a two-year promissory note in the principal amount of $250,000, which was subsequently amended such that the note presently matures in August 2022. The promissory note bears interest payable monthly at the rate of 10% per annum. The note is secured by the debtors’ pledge to us of 625,000 shares of our common stock. The pledged shares are held in physical custody for us by Millennium Trust Company, as our custodial agent.
●	On January 3, 2022, we entered into a Loan and Security Agreement (the “Loan Agreement”) with Eastman Investment, Inc., a Nevada corporation, and Lyle A. Berman, as trustee of the Lyle A. Berman Revocable Trust (collectively, the “Lenders”). Mr. Berman is a director of our Company. Under the Loan Agreement, the Lenders made available to us a $5 million revolving line of credit for us to use in the ordinary course of our short-term specialty finance business. See note 7 for further details.

NOTE 6 – INCOME TAXES

Presently, we are a c-Corporation for tax purposes and have booked an income tax provision for the periods described below.

As of March 31, 2022 and December 31, 2021, we have a net deferred tax liability of $39,000 and $45,000, respectively. Our determination of the realizable deferred tax assets and liabilities requires the exercise of significant judgment, based in part on business plans and expectations about future outcomes. In the event the actual results differ from these estimates in future periods, we may need

MILL CITY VENTURES III, LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

to record a valuation allowance, which could materially impact our financial position and results of operations. We will continue to assess the need for a valuation allowance in future periods.

As of March 31, 2022 and December 31, 2021 we had accrued income taxes of $1,434,000 and $1,269,000, respectively. We recorded income taxes of $159,000 (28 percent effective tax rate) and $662,691 (29 percent effective tax rate) during the three months ended March 31, 2022 and March 31, 2021, respectively. $1,362,000 of federal and state tax payments were made after March 31, 2022.

As of December 31, 2020, we had a federal NOL of approximately $350,000. The remaining federal NOL was used in its entirety to offset taxable income during the 2021 tax year. At March 31, 2022, we have no federal or state NOLs available to offset taxable income, all NOLs have been exhausted. Due to tax reform enacted in 2017, any newly created NOLs will carry forward indefinitely.

NOTE 7 – LINE OF CREDIT

On January 3, 2022, we entered into a Loan and Security Agreement (the “Loan Agreement”) with Eastman Investment, Inc., a Nevada corporation, and Lyle A. Berman, as trustee of the Lyle A. Berman Revocable Trust (collectively, the “Lenders”). Mr. Berman is a director of our Company. Under the Loan Agreement, the Lenders made available to us a $5 million revolving line of credit for us to use in the ordinary course of our short-term specialty finance business. Amounts drawn under the Loan Agreement accrue interest at the per annum rate of 8%, and all our obligations under the Loan Agreement are secured by a grant of a collateral security interest in substantially all of our assets.

As a Lender, Mr. Berman is obligated to furnish only one-half of the aggregate $5 million available under the Loan Agreement. The Loan Agreement has a five-year term ending on January 3, 2027, at which time all amounts owing under the Loan Agreement will become due and payable; subject, however, to each Lender’s right, including Mr. Berman, to terminate the Loan Agreement, solely with respect to such Lender’s obligation to provide further credit, at any time after January 3, 2023. In the event that a Lender, including Mr. Berman, terminates its lending obligations, the Loan Agreement requires that we repay such Lender, prior to the five-year maturity date, with the proceeds derived from specified investments.

The Loan Agreement provides for us to pay a quarterly unused commitment fee equal to one-quarter of one percent of the amount of credit available but unused under the Loan Agreement, and requires us to pay such fee in the form of shares of our common stock based on our net asset value per share on the last day of the applicable fiscal quarter. The Loan Agreement grants the Lenders piggyback registration rights subject to customary terms, conditions and exceptions.

At March 31, 2022, the balance outstanding on the line was $5,325,000 with a maturity date of January 3, 2027.

NOTE 8 – SHAREHOLDERS’ EQUITY

At March 31, 2022, we had 10,790,413 shares of common stock issued and outstanding.

NOTE 9 – PER-SHARE INFORMATION

Basic net gain per common share is computed by dividing net increase in net assets resulting from operations by the weighted-average number of common shares outstanding during the period. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net gain (loss) per common share is set forth below:

	For the Three Months Ended
	March 31,
	2022	2021
Numerator: Net increase (decrease) in net assets resulting from operations	$412,111	$1,745,042
Denominator: Weighted-average number of common shares outstanding	10,790,413	10,785,913
Basic and diluted net gain (loss) per common share	$0.04	$0.16

MILL CITY VENTURES III, LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 10 – OPERATING LEASES

We were subject to two non-cancelable operating leases for office space which expired March 31, 2022. The leases did not have significant lease escalations, holidays, concessions, leasehold improvements, or other build-out clauses. Further, the leases did not contain contingent rent provisions.

Because our lease does not provide an implicit rate, we use our incremental borrowing rate in determining the present value of the lease payments. The incremental borrowing rate represents an estimate of the interest rate we would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. The weighted average discount rate as of December 31, 2021 was 4.5%.

Under ASC 840, rent expense for office facilities for the three months ended March 31, 2022 and March 31, 2021 was $16,812 and $16,689, respectively.

The components of our operating lease were as follows for the three months ended March 31, 2022 and 2021:

	Three Months Ended
	March 31, 2022	March 31, 2021
Operating lease costs	$4,779	$4,779
Variable lease cost	4,601	4,478
Short-term lease cost	7,432	7,432
Total	$16,812	$16,689

On March 22, 2022, we signed an extension to our operating lease for office space which begins April 2, 2022 and expires October 2, 2023. The lease does not have significant lease escalations, holidays, concessions, leasehold improvements, or other build-out clauses. Further, the lease does not contain contingent rent provisions.

Maturity analysis under this lease extension agreement consists of the following as of March 31, 2022:

Operating
Leases
2022	$18,164
2023	14,859
Total lease payments	33,023
Less: interest	(1,035)
Present value of lease liabilities	$31,988

MILL CITY VENTURES III, LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 11 – FINANCIAL HIGHLIGHTS

The following is a schedule of financial highlights for the three months ended March 31, 2022 through 2018:

	Three Months Ended March 31,
	2022	2021	2020	2019	2018
Per Share Data (1)
Net asset value at beginning of period	$1.24	1.08	0.91	1.02	0.87
Net investment income (loss)	0.04	0.00	0.00	(0.02)	(0.01)
Net realized and unrealized gains (losses)	0.01	0.22	(0.03)	0.12	0.06
Provision for income taxes	(0.01)	(0.06)	0.00	0.00	0.00
Payment of common stock dividend	0.00	0.00	0.00	(0.05)	0.00
Net asset value at end of period	$1.28	1.24	0.88	1.07	0.92

Ratio / Supplemental Data
Per share market value of investments at end of period	$1.86	1.25	0.41	0.78	0.76
Shares outstanding at end of period	10,790,413	10,786,913	11,067,402	11,067,402	11,067,402
Average weighted shares outstanding for the period	10,790,413	10,785,913	11,067,402	11,067,402	11,863,392
Net assets at end of period	$13,826,160	13,391,679	9,786,615	11,890,188	9,783,191
Average net assets (2)	$13,620,104	12,516,283	9,927,574	12,911,895	9,770,410
Total investment return	3.23%	14.81%	(3.30)%	4.90%	5.75%
Portfolio turnover rate (3)	8.46%	40.24%	0.75%	0.93%	0.80%
Ratio of operating expenses to average net assets (3)	(15.28)%	(16.20)%	(7.82)%	(6.06)%	(7.52)%
Ratio of net investment income (loss) to average net assets (3)	14.24%	0.42%	0.87%	(4.87)%	(6.16)%
Ratio of realized gains (losses) to average net assets (3)	4.20%	133.32%	1.00%	137.57%	2.17%
(1)	Per-share data was derived using the ending number of shares outstanding for the period.
(2)	Based on the monthly average of net assets as of the beginning and end of each period presented.
(3)	Ratios are annualized.

NOTE 12 – Subsequent Events

On April 11, 2022, we issued 15,000 shares of restricted common stock to each of our three independent directors, and 10,000 shares of restricted common stock to our two non-independent directors. The shares are subject to forfeiture in the event the recipients are terminated from their board positions or employment, if applicable, on or prior to January 23, 2023.

On April 12, 2022 we received $3,900,000 in advanced principal repayment of a short-term loan that had a maturity date of September 27, 2022. The note bore interest at a rate of 12%.

On April 18, 2022 we received $1,800,000 in advanced principal repayment of a short-term loan that had a maturity date of September 30, 2022. The note bore interest at a rate of 23%.

On April 26, 2022, we filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission seeking to register an offer and sale of shares of our common stock in a firm-commitment underwritten offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders’ of Mill City Ventures III, Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Mill City Ventures III, Ltd. (the Company) as of December 31, 2021 and 2020, including the investment schedules and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter – Investment Valuation

As explained in Note 7 to the financial statements, the accompanying financial statements include investments valued at $13,662,500 and $3,367,897 for 2021 and 2020, respectively, whose fair values have been estimated by the valuation committee and management in absence of readily determinable fair values. Such estimates are based on financial and other information provided by management in absence of readily determinable fair values. Such estimates are based on financial and other information provided by management of its portfolio companies and pertinent market and industry data. These investments are valued in accordance with FASB ASC 820, “Fair Value Measurement”, which requires the Company to assume that the portfolio investments are sold in a principal market to market participants. The Company has considered its principal market as the market in which the Company exits its portfolio investments with the greatest volume and level of activity. ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to these valuation techniques are observable or unobservable. The investments are valued based on unobservable inputs as of December 31, 2021 and 2020 of $13,662,500 and $3,367,897, respectively. Because such valuations, and particularly valuations of private investments and private companies, are inherently uncertain, they may fluctuate significantly over short periods of time. These determinations of fair value could differ materially from the values that would have been utilized had a ready market for these investments existed.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially, subjective, or complex judgements. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of investments which utilize significant unobservable inputs

Description of the Matter

At December 31, 2021, the balances of the Company’s investments, at fair value, categorized as Level 3 within the fair value hierarchy totaled $13,663,500. The fair value of these investments is determined by management using the valuation techniques and significant unobservable inputs described in Notes 6 and 7 to the financial statements.

Auditing the fair value of the Company’s investments categorized as Level 3 within the fair value hierarchy was complex and involved a high degree of auditor subjectivity due to the estimation uncertainty resulting from the unobservable nature of the inputs used in the valuations and the limited number of comparable market transactions for the same or similar investments.

How We Addressed the Matter in Our Audit

We obtained an understanding and evaluated the design of controls over the Company’s valuation process, including management’s assessment of the significant inputs and estimates used in the fair value measurements.

We performed the following procedures, among others, for the Company’s Level 3 investments:

•

We evaluated the valuation techniques used by the Company and considered the consistency in application of the valuation techniques to each subject investment and investment class.

•

We involved senior, more experienced audit team members to perform audit procedures.

•

We evaluated the reasonableness of the significant unobservable inputs by comparing the inputs used by the Company to third-party sources, if available, such as market indexes or other market data.

•

We considered other information obtained during the audit that corroborated or contradicted the Company’s inputs or fair value measurements.

•

For investments sold during the year, we compared the transaction price to the Company’s fair value estimate to assess the reasonableness of management’s fair value estimates.

Boulay PLLP

We have served as the Company’s auditor since 2019

PCAOB ID 542

Minneapolis, Minnesota

March 14, 2022

Mill City Ventures III, Ltd.

Balance Sheets

	December 31, 2021	December 31, 2020
ASSETS
Investments, at fair value:	$14,098,675	$6,667,897
Non-control/non-affiliate investments (cost: $13,933,057 and $4,968,576 respectively)
Cash	1,936,148	5,440,579
Note receivable	250,000	250,000
Prepaid expenses	83,674	43,838
Receivable for sale of investments	—	19,313
Interest and dividend receivables	324,350	65,911
Right-of-use lease asset	4,984	23,345
Total Assets	$16,697,831	$12,510,883

LIABILITIES
Accounts payable	$64,028	$32,917
Dividend payable	100	539,296
Payable for purchase of investments	1,900,000	—
Lease liability	5,654	26,061
Accrued income tax expense	1,269,000	13,722
Deferred taxes	45,000	258,000
Total Liabilities	3,283,782	869,996
Commitments and Contingencies

SHAREHOLDERS EQUITY (NET ASSETS)
Common stock, par value $0.001 per share (250,000,000 authorized; 10,790,413 and 10,785,913 outstanding)	10,790	10,786
Additional paid-in capital	10,694,163	10,673,014
Accumulated deficit	(1,159,665)	(1,159,665)
Accumulated undistributed investment loss	(1,877,667)	(2,124,419)
Accumulated undistributed net realized gains on investment transactions	5,580,810	2,541,850
Net unrealized appreciation in value of investments	165,618	1,699,321
Total Shareholders' Equity (Net Assets)	13,414,049	11,640,887
Total Liabilities and Shareholders' Equity	$16,697,831	$12,510,883
Net Asset Value Per Common Share	$1.24	$1.08

The accompanying notes are an integral part of these financial statements.

Mill City Ventures III, Ltd.

Statements of Operations

	Year Ended
	December 31,	December 31,
	2021	2020
Investment Income
Interest income	$2,656,201	$1,282,175
Dividend income	—	15,462
Total Investment Income	2,656,201	1,297,637

Operating Expenses
Professional fees	453,440	175,612
Payroll	556,432	301,494
Insurance	108,165	85,237
Occupancy	66,459	66,307
Director's fees	120,000	90,000
Depreciation and amortization	—	2,071
Other general and administrative	50,255	15,069
Total Operating Expenses	1,354,751	735,790
Net Investment Gain	1,301,450	561,847

Realized and Unrealized Gain (Loss) on Investments
Net realized gain on investments	4,118,001	5,330
Net change in unrealized appreciation (depreciation) on investments	(1,533,703)	1,934,794
Net Realized and Unrealized Gain (Loss) on Investments	2,584,298	1,940,124
Net Increase in Net Assets Resulting from Operations Before Taxes	3,885,748	2,501,971
Provision For Income Taxes	1,054,698	288,401
Net Increase in Net Assets Resulting from Operations	$2,831,050	$2,213,570

Net Increase in Net Assets Resulting from Operations per share:
Basic and diluted	$0.26	$0.20
Weighted-average number of common shares outstanding - basic and diluted	10,789,294	10,869,054

The accompanying notes are an integral part of these financial statements.

Mill City Ventures III, Ltd.

Statements of Shareholders’ Equity

For the years ended December 31, 2021 and 2020

						Accumulated	Net
					Accumulated	Undistributed	Unrealized
			Additional		Undistributed	Net Realized Gain	Appreciation	Total
	Common		Paid In	Accumulated	Net Investment	on Investments	in value of	Shareholders'
Year Ended December 31, 2021	Shares	Par Value	Capital	Deficit	Loss	Transactions	Investments	Equity
Balance as of December 31, 2020	10,785,913	$10,786	$10,673,014	$(1,159,665)	$(2,124,419)	$2,541,850	$1,699,321	$11,640,887
Common shares issued in consideration for expense payment	4,500	4	21,149	—	—	—	—	21,153
Dividend declared	—	—	—	—	—	(1,079,041)	—	(1,079,041)
Undistributed net investment gain	—	—	—	—	246,752	—	—	246,752
Undistributed net realized gain on investment transactions	—	—	—	—	—	4,118,001	—	4,118,001
Depreciation in value of investments	—	—	—	—	—	—	(1,533,703)	(1,533,703)
Balance as of December 31, 2021	10,790,413	$10,790	$10,694,163	$(1,159,665)	$(1,877,667)	$5,580,810	$165,618	$13,414,049

						Accumulated
					Accumulated	Undistributed	Net Unrealized
			Additional		Undistributed	Net Realized Gain	Appreciation	Total
	Common		Paid In	Accumulated	Net Investment	on Investments	in value	Shareholders'
Year Ended December 31, 2020	Shares	Par Value	Capital	Deficit	Loss	Transactions	of Investments	Equity
Balance as of December 31, 2019	11,067,402	$11,067	$10,774,653	$(1,159,665)	$(2,397,865)	$3,075,816	$(235,473)	$10,068,533
Repurchase of shares	(381,489)	(381)	(162,539)	—	—	—	—	(162,920)
Stock based compensation	100,000	100	60,900	—	—	—	—	61,000
Dividends declared	—	—	—		—	(539,296)	—	(539,296)
Undistributed net investment gain	—	—	—	—	273,446	—	—	273,446
Undistributed net realized gain on investment transactions	—	—	—	—	—	5,330	—	5,330
Appreciation in value of investments	—	—	—	—	—	—	1,934,794	1,934,794
Balance as of December 31, 2020	10,785,913	$10,786	$10,673,014	$(1,159,665)	$(2,124,419)	$2,541,850	$1,699,321	$11,640,887

The accompanying notes are an integral part of these financial statements.

Mill City Ventures III, Ltd.

Statements of Cash Flows

	Year Ended
	December 31, 2021	December 31, 2020
Cash flows from operating activities:
Net increase in net assets resulting from operations	$2,831,050	$2,213,570

Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Net change in unrealized (appreciation) depreciation on investments	1,533,703	(1,934,794)
Net realized gain on investments	(4,118,001)	(5,330)
Purchases of investments	(27,029,292)	(9,405,802)
Proceeds from sales of investments	22,188,562	6,418,926
Stock-based compensation	—	61,000
Depreciation & amortization expense	—	2,071
Income taxes payable	1,255,278	—
Deferred income taxes	(213,000)	271,722
Common shares issued as consideration for expense payment	15,403	—

Changes in operating assets and liabilities:
Prepaid expenses and other assets	(21,475)	5,197
Interest and dividends receivable	(258,439)	(59,411)
Receivable for investment sales	19,313	(19,313)
Accounts payable and other liabilities	10,804	(10,993)
Payable for investment purchase	1,900,000	—
Net cash used in operating activities	(1,886,094)	(2,463,157)

Cash flows from financing activities:
Payments for repurchase of common stock	—	(162,920)
Payments for common stock dividend	(1,618,337)	—
Net cash used by financing activities	(1,618,337)	(162,920)
Net decrease in cash	(3,504,431)	(2,626,077)
Cash, beginning of period	5,440,579	8,066,656
Cash, end of period	$1,936,148	$5,440,579

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$32,398	$16,679

Non-cash financing activities:
Common shares issued as consideration for investment	$5,750	$—
Dividend declared to common stock shareholders	—	539,296

The accompanying notes are an integral part of these financial statements.

Mill City Ventures III, Ltd.

Investment Schedule

As of December 31, 2021

			Percentage
			of Net
Investment / Industry	Cost	Fair Value	Assets
Short-Term Non-banking Loans
Consumer - 15% secured loans
AirDog Supplies, Inc.	$1,250,000	$1,250,000	9.32%
Financial - 52% secured loans	500,000	500,000	3.73%
Financial - 12% secured loans	500,000	500,000	3.73%
Litigation Financing - 23% secured loans
The Cross Law Firm, LLC	1,805,750	1,800,000	13.42%
Real Estate - 15% secured loans	700,000	700,000	5.22%
Tailwinds, LLC	3,000,000	3,000,000	22.36%
Real Estate - 12% secured loans
Alatus Development, LLC	3,900,000	3,900,000	29.07%
Total Short-Term Non-Banking Loans	11,655,750	11,650,000	86.85%

Common Stock
Financial Services	414,128	436,175	3.25%

Preferred Stock
Consumer
Wisdom Gaming, Inc	900,000	900,000	6.71%
Information Technology	150,000	300,000	2.24%
Total Other Equity	1,050,000	1,200,000	8.95%

Warrants
Healthcare	679	—	0.00%

Other Equity
Consumer	212,500	212,500	1.58%
Financial	600,000	600,000	4.47%
Total Other Equity	812,500	812,500	6.05%

Total Investments	$13,933,057	$14,098,675	105.10%

Total Cash	1,936,148	1,936,148	14.43%

Total Investments and Cash	$15,869,205	$16,034,823	119.53%

The accompanying notes are an integral part of these financial statements.

Investment Schedule

As of December 31, 2020

			Percentage
			of Net
Investment / Industry	Cost	Fair Value	Assets
Short-Term Non-banking Loans
Consumer - 20% secured loans	$400,000	$400,000	3.44%
Financial - 44% secured loans	400,000	400,000	3.44%
Financial - 36% secured loans	500,000	500,000	4.30%
Real Estate - 15% secured loans
Alatus Development, LLC	1,250,000	1,250,000	10.74%
Other	239,000	239,000	2.05%
Total Short-Term Non-Banking Loans	2,789,000	2,789,000	23.97%

Common Stock
Consumer
Ammo, Inc.	1,750,000	3,300,000	28.34%

Preferred Stock
Information Technology	150,000	300,000	2.58%

Warrants
Healthcare	679	—	0.00%

Other Equity
Leisure & Hospitality	278,897	278,897	2.40%

Total Investments	$4,968,576	$6,667,897	57.30%

Total Cash	5,440,579	5,440,579	46.74%

Total Investments and Cash	$10,409,155	$12,108,476	104.04%

The accompanying notes are an integral part of these financial statements.

NOTE 1 – ORGANIZATION

In this report, we generally refer to Mill City Ventures III, Ltd. in the first person “we.” On occasion, we refer to our company in the third person as “Mill City Ventures” or the “Company.” The Company follows accounting and reporting guidance in Accounting Standards (“ASC”) 946.

We were incorporated in Minnesota in January 2006. Until December 13, 2012, we were a development-stage company that focused on promoting and placing a proprietary poker game online and into casinos and entertainment facilities nationwide. In 2013, we elected to become a business development company (“BDC”) under the 1940 Act . We operated as a BDC until we withdrew our BDC election on December 27, 2019. As of the time of this filing, we remain a public reporting company that files periodic reports with the SEC. We offer short-term specialty finance solutions primarily to private businesses, small-cap public companies and high-net-worth individuals. To avoid regulation under the 1940 Act, we generally seek to structure our investments so they do not constitute “investment securities” for purposes of federal securities law, and we monitor our investments as a whole to ensure that no more than 40% of our total assets may consist of investment securities.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates: The preparation of financial statements in conformity with GAAP requires management and our independent board members to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements, as well as the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. For more information, see the “Valuation of portfolio investments” caption below, and “Note 7 – Fair Value of Financial Instruments” below. The Company presents its financial statements as an investment company following accounting and reporting guidance in ASC 946.

Cash deposits: We maintain our cash balances in financial institutions and with regulated financial investment brokers. Cash on deposit in excess of FDIC and similar coverage is subject to the usual banking risk of funds in excess of those limits.

Valuation of portfolio investments: We carry our investments in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), issued by the Financial Accounting Standards Board (“FASB”), which defines fair value, establishes a framework for measuring fair value, and requires disclosures about fair value measurements. Fair value is generally based on quoted market prices provided by independent pricing services, broker or dealer quotations, or alternative price sources. In the absence of quoted market prices, broker or dealer quotations, or alternative price sources, investments are measured at fair value as determined by the Valuation Committee of our Board of Directors based on, among other things, the input of our executive management, the Audit Committee of our Board of Directors, and any independent third-party valuation experts that may be engaged by management to assist in the valuation of our portfolio investments, but in all cases consistent with our written valuation policies and procedures.

Due to the inherent uncertainties of valuation, certain estimated fair values may differ significantly from the values that would have been realized had a ready market for these investments existed, and these differences could be material. In addition, such investments are generally less liquid than publicly traded securities. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we could realize significantly less than the value at which we have recorded it.

Accounting guidance establishes a hierarchal disclosure framework that prioritizes and ranks the level of market price observability of inputs used in measuring investments at fair value. Observable inputs must be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability based upon the best information available. Assets and liabilities measured at fair value are to be categorized into one of the three hierarchy levels based on the relative observability of inputs used in the valuation. The three levels are defined as follows:

●	Level 1: Observable inputs based on quoted prices (unadjusted) in active markets for identical assets or liabilities.
●	Level 2: Observable inputs based on quoted prices for similar assets and liabilities in active markets, or quoted prices for identical assets and liabilities in inactive markets.

●	Level 3: Unobservable inputs that reflect an entity’s own assumptions about what inputs a market participant would use in pricing the asset or liability based on the best information available in the circumstances.

Our valuation policy and procedures: Under our valuation policies and procedures, we evaluate the source of inputs, including any markets in which our investments are trading, and then apply the resulting information in determining fair value. For our Level 1 investment assets, our valuation policy generally requires us to use a market approach, considering the last quoted closing price of a security we own that is listed on a securities exchange, and in a case where a security we own is listed on an over-the-counter market, to average the last quoted bid and ask price on the most active market on which the security is quoted. In the case of traded debt securities the prices for which are not readily available, we may value those securities using a present value approach, at their weighted-average yield to maturity.

The estimated fair value of our Level 3 investment assets is determined on a quarterly basis by the Valuation Committee of our Board of Directors, pursuant to our written Valuation Policy and Procedures. These policies and procedures generally require that we value our Level 3 equity investments at cost plus any accrued interest, unless circumstances warrant a different approach. Our Valuation Policy and Procedures provide examples of these circumstances, such as when a portfolio company has engaged in a subsequent financing of more than a de minimis size involving sophisticated investors (in which case we may use the price involved in that financing as a determinative input absent other known factors), or when a portfolio company is engaged in the process of a transaction that we determine is reasonably likely to occur (in which case we may use the price involved in the pending transaction as a determinative input absent other known factors). Other situations identified in our Valuation Policy and Procedures that may serve as input supporting a change in the valuation of our Level 3 equity investments include (i) a third-party valuation conducted by an independent and qualified professional, (ii) changes in the performance of long-term financial prospects of the portfolio company, (iii) a subsequent financing that changes the distribution rights associated with the equity security we hold, or (iv) sale transactions involving comparable companies, but only if further supported by a third-party valuation conducted by an independent and qualified professional.

When valuing preferred equity investments, we generally view intrinsic value as a key input. Intrinsic value means the value of any conversion feature (if the preferred investment is convertible) or the value of any liquidation or other preference. Discounts to intrinsic value may be applied in cases where the issuer’s financial condition is impaired or, in cases where intrinsic value relating to a conversion is determined to be a key input, to account for resale restrictions applicable to the securities issuable upon conversion.

When valuing warrants, our Valuation Policy and Procedures indicate that value will generally be the difference between closing price of the underlying equity security and the exercise price, after applying an appropriate discount for restriction, if applicable, in situations where the underlying security is marketable. If the underlying security is not marketable, then intrinsic value will be considered consistent with the principles described above. Generally, “out-of-the-money” warrants will be valued at cost or zero.

For non-traded (Level 3) debt securities with a residual maturity less than or equal to 60 days, the value will generally be based on a present value approach, considering the straight-line amortized face value of the debt unless justification for impairment exists.

On a quarterly basis, our management provides members of our Valuation Committee with (i) valuation reports for each portfolio investment (which reports include our cost,, the most recent prior valuation and any current proposed valuation, and an indication of the valuation methodology used, together with any other supporting materials); (ii) Mill City Ventures’ bank and other statements pertaining to our cash and cash equivalents; (iii) quarter- or period-end statements from our custodial firms holding any of our portfolio investments; and (iv) recommendations to change any existing valuations of our portfolio investments or hierarchy levels for purposes of determining the fair value of such investments based upon the foregoing. The committee then discusses these materials and, consistent with the policies and approaches outlined above, makes final determinations respecting the valuation and hierarchy levels of our portfolio investments.

We made no changes to our Valuation Policy and Procedures during the reporting period.

Income taxes:

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect for the tax year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income for the period that includes the enactment date.

We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and recent financial operations. In the event we were to determine we would not be able to realize our deferred income tax assets, we would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

We file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months. Our evaluation was performed for the tax years ended December 31, 2018 through 2020, which are the tax years that remain subject to examination by the tax jurisdictions as of December 31, 2021.

Revenue recognition: Realized gains or losses on the sale of investments are calculated using the specific investment method.

Interest income, adjusted for amortization of premiums and accretion of discounts, is recorded on an accrual basis. Discounts from and premiums to par value on securities purchased are accreted or amortized, as applicable, into interest income over the life of the related security using the effective-yield method. The amortized cost of investments represents the original cost, adjusted for the accretion of discounts and amortization of premiums, if any. Loans are generally placed on non-accrual status when principal or interest payments are past due 30 days or more, or when there is reasonable doubt that principal or interest will be collected in full. Loan origination fees are recognized when loans are issued. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past-due principal and interest is paid and, in management’s judgment, are likely to remain current. We may make exceptions to the policy described above if a loan has sufficient collateral value and is in the process of collection.

Dividend income on preferred equity securities is recorded as dividend income on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly traded portfolio companies.

Certain investments may have contractual payment-in-kind (“PIK”) interest or dividends. PIK represents accrued interest or accumulated dividends that are added to the loan principal or stated value of the investment on the respective interest- or dividend-payment dates rather than being paid in cash, and generally becomes due at maturity or upon being repurchased by the issuer. PIK interest or dividends is recorded as interest or dividend income, as applicable. If at any point we believe that PIK interest or dividends is not expected be realized, the PIK-generating investment will be placed on non-accrual status. Accrued PIK interest or dividends are generally reversed through interest or dividend income, respectively, when an investment in placed on non-accrual status.

Allocation of net gains and losses: All income, gains, losses, deductions and credits for any investment are allocated in a manner proportionate to the shares owned.

Management and service fees:  We do not incur expenses related to management and service fees. Our executive management team manages our investments as part of their employment responsibilities.

NOTE 3 – NET GAIN PER COMMON SHARE

Basic net gain (loss) per common share is computed by dividing net increase (decrease) in net assets resulting from operations by the weighted average number of vested common shares outstanding during the period. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net gain per common share follows:

	For the Year Ended December 31,
	2021	2020
Numerator: Net increase in net assets resulting from operations	$2,831,050	$2,213,570
Denominator: Weighted-average number of common shares outstanding	10,789,294	10,869,054
Basic and diluted net gain per common share	$0.26	$0.20

At December 31, 2021 and 2020, the Company did not have any options or warrants outstanding or any other dilutive common equivalent shares.

NOTE 4—LEASES

We are subject to two non-cancelable operating leases for office space expiring March 31, 2022. These leases do not have significant lease escalations, holidays, concessions, leasehold improvements, or other build-out clauses. Further, the leases do not contain contingent rent provisions. The leases do not include options to renew.

Because our lease does not provide an implicit rate, we use our incremental borrowing rate in determining the present value of the lease payments. The incremental borrowing rate represents an estimate of the interest rate we would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. The weighted average discount rate as of December 31, 2021 was 4.5% and the weighted average remaining lease term is one year.

Under ASC 840, rent expense for office facilities for the year ended December 31, 2021 and December 31, 2020 was $66,459 and $66,307, respectively.

The components of our operating leases were as follows for the three and twelve months ended December 31, 2021:

	Year Ended	Year Ended
	December 31,	December 31,
	2021	2020
Operating lease costs	$19,116	$19,116
Variable lease cost	17,613	17,461
Short-term lease cost	29,730	29,730
Total	$66,459	$66,307

Supplemental balance sheet information consisted of the following at December 31, 2021:

Operating Lease
Right-of-use assets	$4,984

Operating Lease Liability	$5,654
Less: short term portion	(5,654)
Long term portion	$—

Maturity analysis under lease agreements consisted of the following as of December 31, 2021:

Operating
Leases
2022	$5,449
Total lease payments	5,449
Plus: interest	205
Present value of lease liabilities	$5,654

NOTE 5—SHAREHOLDERS’ EQUITY

At December 31, 2021 a total of 10,790,413 shares of common stock were issued and outstanding. At December 31, 2020 a total of 10,785,913 shares of common stock were issued and outstanding.

During 2021, there were 4,500 shares issued by the Company.

On October 26, 2020, the Board of Directors approved a stock repurchase program of up to $400,000 of the Company’s outstanding shares of common stock.  Repurchases may be completed in public or private transactions.  The repurchase program does not require the Company to acquire any specific number of shares, and may be suspended from time to time in accordance with the Company's insider trading policy and existing best practices, or it may be discontinued.  Repurchases completed under the program are expected to be funded from available working capital.

NOTE 6— INVESTMENTS

The following table shows the composition of our investment portfolio by major class, at amortized cost and fair value, as of December 31, 2021 (together with the corresponding percentage of total portfolio investments):

	As of December 31, 2021
	Investments at	Percentage of	Investments at	Percentage of
	Amortized Cost	Amortized Cost	Fair Value	Fair Value
Short-term Non-banking Loans	$11,655,750	83.7%	$11,650,000	82.6%
Preferred Stock	1,050,000	7.5	1,200,000	8.5
Common Stock	414,128	3.0	436,175	3.1
Warrants	679	—	—	—
Other Equity	812,500	5.8	812,500	5.8
Total	$13,933,057	100.0%	$14,098,675	100.0%

The following table shows the composition of our investment portfolio by major class, at amortized cost and fair value, as of December 31, 2020 (together with the corresponding percentage of total portfolio investments):

	As of December 31, 2020
	Investments at	Percentage of	Investments at	Percentage of
	Amortized Cost	Amortized Cost	Fair Value	Fair Value
Short-term Non-banking Loans	$2,789,000	56.2%	$2,789,000	41.8%
Preferred Stock	150,000	3.0	300,000	4.5
Common Stock	1,750,000	35.2	3,300,000	49.5
Warrants	679	—	—	—
Other Equity	278,897	5.6	278,897	4.2
Total	$4,968,576	100.0%	$6,667,897	100.0%

The following table shows the composition of our investment portfolio by industry grouping, based on fair value as of December 31, 2021:

	As of December 31, 2021
	Investments at	Percentage of
	Fair Value	Fair Value
Consumer	$2,362,500	16.8%
Financial	3,836,175	27.2
Information Technology	300,000	2.1
Real Estate	7,600,000	53.9
Total	$14,098,675	100.0%

The following table shows the composition of our investment portfolio by industry grouping, based on fair value as of December 31, 2020:

	As of December 31, 2020
	Investments at	Percentage of
	Fair Value	Fair Value
Consumer	$3,700,000	55.5%
Financial	900,000	13.5
Information Technology	300,000	4.5
Leisure & Hospitality	278,897	4.2
Real Estate	1,489,000	22.3
Total	$6,667,897	100.0%

NOTE 7 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Level 3 valuation information: Due to the inherent uncertainty in the valuation process, the estimate of the fair value of our investment portfolio as of December 31, 2021 and 2020 may differ materially from values that would have been used had a readily available market for the securities existed.

The following table presents the fair value measurements of our portfolio investments by major class, as of December 31, 2021, according to the fair value hierarchy:

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Short-term Non-banking Loans	$—	$—	$11,650,000	$11,650,000
Preferred Stock	—	—	1,200,000	1,200,000
Common Stock	436,175	—	—	436,175
Other Equity	—	—	812,500	812,500
Total	$436,175	$—	$13,662,500	$14,098,675

The following table presents the fair value measurements of our portfolio investments by major class, as of December 31, 2020, according to the fair value hierarchy:

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Short-term Non-banking Loans	$—	$—	$2,789,000	$2,789,000
Preferred Stock	—	—	300,000	300,000
Common Stock	3,300,000	—	—	3,300,000
Other Equity	—	—	278,897	278,897
Total	$3,300,000	$—	$3,367,897	$6,667,897

The following table presents a reconciliation of the beginning and ending fair value balances for our Level 3 portfolio investment assets for the year ended December 31, 2021:

	For the year ended December 31, 2021
	ST
	Non-banking	Preferred	Common
	Loans	Stock	Stock	Warrants	Other Equity
Balance as of January 1, 2021	$2,789,000	$300,000	$—	$—	$278,897
Net change in unrealized appreciation	—	—	—	—	—
Purchases and other adjustments to cost	24,765,333	900,000	—	—	812,500
Sales and redemptions	(15,904,333)	—	—	—	(278,897)
Net realized loss	—	—	—	—	—
Balance as of December 31, 2021	$11,650,000	$1,200,000	$—	$—	$812,500

The net change in unrealized appreciation for the year ended December 31, 2021 attributable to Level 3 portfolio investments still held as of December 31, 2021 is $0, and is included in net change in unrealized appreciation (depreciation) on investments on the statement of operations.

The following table presents a reconciliation of the beginning and ending fair value balances for our Level 3 portfolio investment assets for the year ended December 31, 2020:

	For the year ended December 31, 2020
	ST Non-banking	Preferred	Common
	Loans	Stock	Stock	Warrants	Other Equity
Balance as of January 1, 2020	$—	$300,000	$—	$—	$534,200
Net change in unrealized appreciation	—	—	—	—	486,018
Purchases and other adjustments to cost	7,543,000	—	—	—	—
Sales and redemptions	(4,754,000)	—	—	—	(91,313)
Net realized loss	—	—	—	—	(650,008)
Balance as of December 31, 2020	$2,789,000	$300,000	$—	$—	$278,897

The net change in unrealized appreciation for the year ended December 31, 2020 attributable to Level 3 portfolio investments still held as of December 31, 2020 is $0, and is included in net change in unrealized appreciation (depreciation) on investments on the statement of operations.

The following table lists our Level 3 investments held as of December 31, 2021 and the unobservable inputs used to determine their valuation:

Security Type	12/31/21 FMV	Valuation Technique	Unobservable Inputs	Range
ST Non-banking Loans	$11,650,000	discounted cash flow	determining private company interest rate based on credit	12-44%
Other Equity	812,500	last secured funding known by company	economic changes since last funding
Preferred Stock	1,200,000	last funding secured by company	economic changes since last funding
	$13,662,500

The following table presents a reconciliation of the beginning and ending fair value balances for our Level 3 portfolio investment assets for the year ended December 31, 2020:

Security Type	12/31/20 FMV	Valuation Technique	Unobservable Inputs	Range
ST Non-banking Loans	$2,789,000	discounted cash flow	determining private company interest rate based on credit	14-44%
Other Equity	278,897	last secured funding known by company	economic changes since purchase
Preferred Stock	300,000	last funding secured by company	economic changes since last funding
	$3,367,897

There were no transfers between levels during the years ended December 31, 2021 and 2020.

NOTE 8 – RELATED-PARTY TRANSACTIONS

We maintain a conflicts of interest and related-party transactions policy. Nevertheless, from time to time we may hold investments in portfolio companies in which certain members of our management, our Board of Directors, or significant shareholders of ours, are also directly or indirectly invested. In this regard, during the period covered by this report we entered into the following related-party transactions:

●	On August 10, 2018, we entered into a loan transaction with Elizabeth Zbikowski who, along with her husband Scott Zbikowski, owned and continues to own approximately 1,765,000 shares of our common stock. In the transaction, we obtained a two-year promissory note in the principal amount of $250,000,which was subsequently amended such that the note presently matures in August 2022. The promissory note bears interest payable monthly at the rate of 10% per annum. The note is secured by the debtors’ pledge to us of 625,000 shares of our common stock. The pledged shares are held in physical custody for us by Millennium Trust Company, as our custodial agent.
●	On January 3, 2022, we entered into a Loan and Security Agreement (the "Loan Agreement") with Eastman Investment, Inc., a Nevada corporation, and Lyle A. Berman, as trustee of the Lyle A. Berman Revocable Trust (collectively, the "Lenders"). Mr. Berman is a director of our company. Under the Loan Agreement, the Lenders made available to us a $5 million revolving line of credit for us to use in the ordinary course of our short-term specialty finance business. Amounts drawn under the Loan Agreement accrue interest at the per annum rate of 8%, and all our obligations under the Loan Agreement are secured by a grant of a collateral security interest in substantially all of our assets.

As a Lender, Mr. Berman is obligated to furnish only one-half of the aggregate $5 million available under the Loan Agreement. The Loan Agreement has a five-year term ending on January 3, 2027, at which time all amounts owing under the Loan Agreement will become due and payable; subject, however, to each Lender's right, including Mr. Berman, to terminate the Loan Agreement, solely with respect to such Lender's obligation to provide further credit, at any time after January 3, 2023. In the event that a Lender, including Mr. Berman, terminates its lending obligations, the Loan Agreement requires that we repay such Lender, prior to the five-year maturity date, with the proceeds derived from specified investments.

The Loan Agreement provides for us to pay a quarterly unused commitment fee equal to one-quarter of one percent of the amount of credit available but unused under the Loan Agreement, and requires us to pay such fee in the form of shares of our common stock based on our net asset value per share on the last day of the applicable fiscal quarter. The Loan Agreement grants the Lenders piggyback registration rights subject to customary terms, conditions and exceptions.

NOTE 9 - RETIREMENT SAVINGS PLANS

Our two employees, Messrs. Geraci and Polinsky, are eligible to participate in a qualified defined contribution 401(k) plan whereby they may elect to have a specified portion of their salary contributed to the plan. We will make a safe harbor match equal to 100% of their elective deferrals up to 5% of eligible earnings in addition to our option to make discretionary contributions to the plan. We made contributions totaling $11,250 and $10,550 to the plans for the years ended 2021 and 2020, respectively.

NOTE 10 – INCOME TAXES

Presently, we are a “C-corporation” for tax purposes and have booked an income tax provision for the year ended December 31, 2021. Income taxes as of December 31, 2021, and 2020 are described below.

	December 31, 2021
	2021	2020
Current taxes
Federal	$909,530	$—
State	357,168	16,679
Deferred taxes
Federal	(212,000)	258,000
State	—	13,722
Provision for income taxes	$1,054,698	$288,401

A reconciliation of income tax provisions at the U.S. statutory rate for fiscal year 2021 and 2020 is as follows:

	2021	2020
Rate reconciliation:
Tax expense at U.S.statutory rate	$1,017,417	$716,966
Change in valuation allowance	—	(446,000)
Provision-to-return reconciliation	(14,743)	21,657
Other	(1,976)	(4,222)
Income tax provision	$1,054,698	$288,401

The Company had Federal net operating loss carryforwards of approximately $350,000 at December 31, 2020.  We expect the Federal net operating loss to be completely used and offset taxable income by December 31, 2021.  The federal NOL may be carried forward to offset future taxable income, subject to applicable provisions of the Internal Revenue Code. Certain federal NOLs will expire in years 2036 and 2037 if not used. Due to tax reform enacted in 2017, NOLs created after 2017 carry forward indefinitely. The estimated federal NOL that does not expire included in the total above is $350,000. The Company had Minnesota net operating loss carryforwards of approximately $1,330,000 at December 31, 2020.  We expect the state net operating loss to be completely used and offset taxable income by December 31, 2021.  States may vary in their treatment of post-2017 NOLs. We lost some state NOL carryforwards when we filed final 2019 tax returns in several states. The remaining state NOL carryforwards may expire in 2036 and 2037 if not used.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of our deferred tax assets and liabilities as of December 31, 2021 and 2020 were as follows:

	December 31, 2021
	2021	2020
Deferred tax components
Unrealized (gain) loss on marketable securities	$(46,552)	$(488,419)
Depreciation	2,458	3,002
Net operating loss carryforwards	—	180,460
R&D and foreign credits	—	46,957
Other	(906)	—
Net deferred tax asset (liability)	$(45,000)	$(258,000)

NOTE 11 – FINANCIAL HIGHLIGHTS

The following is a schedule of financial highlights for the years ended December 31, 2021 through 2017:

	Year Ended December 31,
	2021	2020	2019	2018	2017
Per Share Data (1)
Net asset value at beginning of period	$1.08	0.91	1.02	0.87	0.77
Net investment gain (loss)	0.12	0.05	(0.06)	(0.05)	(0.05)
Net realized and unrealized gains (losses)	0.24	0.18	0.00	0.20	0.11
Provision for income taxes	(0.10)	(0.02)	0.00	0.00	0.00
Stock based compensation	0.00	(0.01)	0.00	0.00	0.00
Repurchase of common stock	0.00	0.02	0.00	0.00	0.04
Payment of common stock dividend	(0.10)	(0.05)	(0.05)	0.00	0.00
Net asset value at end of period	$1.24	1.08	0.91	1.02	0.87

Ratio / Supplemental Data
Per share market value of investments at end of period	$1.31	0.62	0.16	0.90	0.65
Shares outstanding at end of period	10,790,413	10,785,913	11,067,402	11,067,402	11,067,402
Average weighted shares outstanding for the period	10,789,294	10,869,054	11,067,402	11,067,402	11,863,392
Net assets at end of period	$13,414,049	11,640,887	10,068,533	11,278,889	9,629,215
Average net assets (2)	$13,155,207	10,504,563	11,473,535	10,341,702	9,444,440
Total investment return	24.07%	23.08%	(5.88)%	17.24%	7.79%
Portfolio turnover rate (3)	168.67%	61.11%	7.63%	26.93%	35.03%
Ratio of operating expenses to average net assets (3)	(10.30)%	(7.16)%	(7.27)%	(6.59)%	(7.30)%
Ratio of net investment income (loss) to average net assets (3)	9.89%	5.35%	(5.86)%	(5.13)%	(5.45)%
Ratio of realized gains (losses) to average net assets (3)	31.30%	0.05%	28.35%	(5.62)%	5.71%
(1)	Per-share data was derived using the weighted-average number of shares outstanding for the period.
(2)	Based on the monthly average of net assets as of the beginning and end of each period presented.
(3)	Ratios are annualized.

NOTE 12 – SUBSEQUENT EVENTS

On January 3, 2022, we entered into a Loan and Security Agreement (the “Loan Agreement”) with Eastman Investment, Inc., a Nevada corporation, and Lyle A. Berman, as trustee of the Lyle A. Berman Revocable Trust (collectively, the “Lenders”). Mr. Berman is a director of our company.  Under the Loan Agreement, the Lenders made available to us a $5 million revolving line of credit for us to use in the ordinary course of our short-term specialty finance business. Amounts drawn under the Loan Agreement will accrue interest at the per annum rate of 8%, and all our obligations under the Loan Agreement are secured by a grant of a collateral security interest in substantially all of our assets.

Each Lender is obligated to furnish only one-half of the aggregate $5 million available under the Loan Agreement. The Loan Agreement has a five-year term ending on January 3, 2027, at which time all amounts owing under the Loan Agreement will become due and payable; subject, however, to each Lender’s right to terminate the Loan Agreement, solely with respect to such Lender’s obligation to provide further credit, at any time after January 3, 2023. In the event that a Lender terminates its lending obligations, the Loan Agreement requires that we repay such Lender, prior to the five-year maturity date, with the proceeds derived from specified investments.

The Loan Agreement provides for us to pay a quarterly unused commitment fee equal to one-quarter of one percent of the amount of credit available but unused under the Loan Agreement, and requires us to pay such fee in the form of shares of our common stock based on our net asset value per share on the last day of the applicable fiscal quarter. The Loan Agreement grants the Lenders piggyback registration rights subject to customary terms, conditions and exceptions.

The Loan Agreement contains other provisions, such as representations, warranties, terms and conditions, that are customary for revolving credit facilities. Promissory notes, evidencing amounts owing under the Loan Agreement and conforming to the terms and conditions of the Loan Agreement, were also executed by us and delivered to the Lenders as contemplated under the Loan Agreement.

On January 12, 2022, we entered into a $2,500,000 revolving credit and security loan investment bearing interest at 15%. On January 12, 2022, we advanced $1,250,000 under this loan, and an additional $960,000 on January 26, 2022.

On January 26, 2022, we invested $ 1,125,000 in a 120-day promissory note bearing interest at 33.33%.

On February 11, 2022, we filed a registration statement on Form S-1 seeking to register an offering of five-year common stock warrants which we may distribute to our shareholders as a dividend, and up to 2,697,603 shares of our common stock purchasable upon the exercise of those warrants.  The warrants are contemplated to be exercisable at a price of $4.00 per share of common stock.  We intend to apply to have the warrants listed for trading on the OTC Markets.

The offering is subject to the effectiveness of the S-1 registration statement. At this time, no record date has been established for the dividend. The warrants will not be issued until the registration statement is declared effective, and the warrants will not be exercisable unless such registration statement remains effective. If the offering is consummated, we expect to use net proceeds from the offering for general corporate purposes, including but not limited to extending specialty finance solutions and credit to borrowers and repaying credit facility borrowings.

On March 7, 2022, the company funded a $3.4 million short-term loan, the proceeds of which will be used to acquire real estate located in Glendale, Arizona, where 139 townhouse units are expected to be developed by the borrower.  The short-term loan accrues interest at the per annum rate of 48%, and the loan is due on May 30, 2022.

666,667 Shares

Common Stock

PROSPECTUS

Alexander Capital, L.P.

July ___, 2022

Through and including August , 2022 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and FINRA filing fee. Except as otherwise noted, all the expenses below will be paid by us.

SEC registration fee	$1,000
FINRA fee	2,225
Nasdaq listing and filing fees	10,000
Transfer agent fee	5,000
Printing expenses	15,000
Legal fees and expenses	185,000
Accounting fees and expenses	30,000
Miscellaneous expenses	51,775
Total	$300,000

Item 14. Indemnification of Directors and Officers.

Minnesota law permits a corporation to indemnify its directors and officers, except for any act of dishonesty. The company has provided in its bylaws for the indemnification of officers and directors to the fullest extent possible under Minnesota law against expenses (including attorney’s fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the company. In addition, the company has the power, to the maximum extent and in the manner permitted by Minnesota Business Corporation Act, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the company.

The company’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of the Minnesota Business Corporation Act.

Insofar as indemnification for liabilities arising under the Securities Act pursuant to the foregoing provisions, or otherwise, the company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

In August 2020, the company issued 50,000 shares of restricted stock to each of Messrs. Douglas M. Polinsky and Joseph A. Geraci, II. Under their terms, the shares vested on the one-year anniversary of their issuance and, until such time, were subject to forfeiture. These restricted shares were issued in a private offering exempt from registration under Section 4(a)(2) the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder. No proceeds were received in connection with the issuance of these restricted shares, as they were issued for compensatory purposes upon the approval of the Compensation Committee of the board of directors.

In April 2022, the company issued an aggregate of 65,000 shares of restricted stock to the directors (15,000 shares to each of the three independent directors, and 10,000 shares to each of the non-independent directors). Under their terms, the shares vest on the one-year anniversary of their issuance and, until such time, were subject to forfeiture. These restricted shares were issued in a private offering exempt from registration under Section 4(a)(2) the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder. No proceeds were received in connection with the issuance of these restricted shares, as they were issued for compensatory purposes upon the approval of the Compensation Committee of the board of directors. The share information above is historical and does not reflect the Company's proposed reverse stock split.

Item 16. Exhibits and Financial Statements.

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement and below in this Item 16:

EXHIBIT INDEX

Exhibit		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date	Number	Herewith
1.1	Underwriting Agreement				X
3.1	Amended and Restated Articles of Incorporation	8-K	01/23/2013	3.1
3.2	Amended and Restated Bylaws	10-SB	01/29/2008	3.2
4.1	Form of Common Stock Certificate	10-SB	01/29/2008	4.1
5.1	Opinion of Lucosky Brookman LLP				X
10.1	Loan and Security Agreement with Eastman Investment, Inc. and Lyle A. Berman as trustee of the Lyle A. Berman Revocable Trust, dated January 3, 2022	8-K	01/10/2022	10.1
10.2	Employment Agreement with Douglas M. Polinsky*	8-K	02/01/2019	10.1
10.3	Employment Agreement with Joseph A. Geraci, II*	8-K	02/01/2019	10.2
14.1	Code of Ethics				X
23.1	Consent of Boulay PLLP				X
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)				X
24.1	Power of Attorney (included on the signature page to the registration statement).				X
99.1	Audit Committee Charter				X
99.2	Compensation Committee Charter				X
99.3	Nominating and Corporate Governance Charter				X
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Definition
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit)
107	Filing Fee Table				X

*	Management contract or compensatory plan or arrangement

Item 17. Undertakings.

The undersigned registrant hereby undertakes that:

(1)

insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)

for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)

for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on July 27, 2022.

MILL CITY VENTURES III, LTD.

By:	/s/ Douglas M. Polinsky
Douglas M. Polinsky
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Joseph A. Geraci, II
Joseph A. Geraci, II
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Douglas M. Polinsky, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas M. Polinsky	Chief Executive Officer and Chairman	July 27, 2022
Douglas M. Polinsky

/s/ Joseph A. Geraci, II	Chief Financial Officer and Director	July 27, 2022
Joseph A. Geraci, II

/s/ Lyle A. Berman	Director	July 27, 2022
Lyle A. Berman

/s/ Howard P. Liszt	Director	July 27, 2022
Howard P. Liszt

/s/ Laurence S. Zipkin	Director	July 27, 2022
Laurence S. Zipkin